 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON

NOVEMBER 18, 1999
REGISTRATION NO. 33-_______________
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 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
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INTERMOUNTAIN REFINING CO., INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
NEW MEXICO
(State or other jurisdiction of incorporation or organization)
1311, 2951
(Primary Standard Industrial Classification Code No.)
74-2329327
(I.R.S. Employer Identification Number)
1921 Bloomfield Boulevard
Farmington, New Mexico  87401
Telephone: (505) 326-2668
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)
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WILLIAM N. HAGLER
PRESIDENT
Intermountain Refining Co., Inc.
1921 Bloomfield Boulevard
Farmington, New Mexico  87401
Telephone: (505) 326-2668
(Name, address, including zip code, and telephone number,
including area code, of agent for Service)
__________________________
D O  N O T  D I S S E M I N A T E

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    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:  As Soon as Practicable after this Registration Statement Becomes Effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  {  }

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  {  }

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  {  }

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  {  }

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  {  }

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	NUMBER OF SHARES TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE*	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE**	AMOUNT OF REGISTRATION FEE
Outstanding Common Stock, no par value per share	1,155,609	$1.947	$2,247,963	$775
Total	1,155,609	$1.947	$2,247,963	$775

* Arbitrary price based on book value of shares as of August 31, 1999.
** Calculated only for purposes of determining the Registration Fee.

 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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 PRELIMINARY PROSPECTUS DATED NOVEMBER 18, 1999
  SUBJECT TO COMPLETION
 INTERMOUNTAIN REFINING CO., INC.
 1,155,609 SHARES OF COMMON STOCK

    On August 4, 1999, Unico, Inc., a New Mexico corporation ("Unico"), spun-off its wholly-owned subsidiary, Intermountain Refining Co., Inc., a New Mexico corporation ("Intermountain" or the "Company"), by transferring all of its holdings of Intermountain common stock into a trust for the benefit of certain of its stockholders. Upon the effectiveness of a registration statement that has been filed with the Securities and Exchange Commission, the Intermountain stock will be distributed from the trust as a Unico dividend to the eligible recipients, on the basis of one share of Intermountain common stock for each share of Unico stock held by the eligible recipients.  The Unico stockholders who receive Intermountain stock in connection with this distribution will continue to own their shares of Unico. Neither Intermountain nor Unico will receive any proceeds from this distribution.

    WE URGE YOU TO READ THIS PROSPECTUS CAREFULLY SINCE IT CONTAINS INFORMATION THAT IS IMPORTANT TO YOU.  ALSO, PAY PARTICULAR ATTENTION TO THE "RISK FACTORS" BEGINNING ON PAGE 5.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The information in this prospectus is not complete and may be changed.  We may not sell or distribute these securities until the registration statement filed with the Securities and Exchange Commission becomes effective.  This prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the company's common stock in any jurisdiction where the offer, solicitation or sale would be unauthorized or unlawful.

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(Inside Front Cover Page of Prospectus)

 The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements.  When used in this prospectus, the words "estimate", "project", "anticipate", "expect", "intend", "believe", "hope", "may" and similar expressions, as well as "will", "shall" and other indications of future tense, are intended to identify forward-looking statements .  Such forward-looking statements are based upon the current expectations of Intermountain and speak only as of the date made.  These forward-looking statements involve risks, uncertainties and other factors that in some cases have affected Intermountain's historical results and could cause actual results in the future to differ significantly from the results anticipated in forward-looking statements made in this prospectus.  Important factors that could cause such a difference are discussed in this prospectus, particularly in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections.  You are cautioned not to place undue reliance on the forward-looking statements.

 You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information that is different.  The information in this prospectus is current only as of the date of this prospectus, regardless of the time this prospectus is delivered to you or the time you purchase common stock.  Such information could change and be different as of a later date.

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PROSPECTUS SUMMARY

    Please read all of this prospectus carefully.  It describes the reason for the distribution of Intermountain stock as well as the Company's finances and business activities.  Federal and state securities laws require that this prospectus include all important information that investors will need to make an investment decision.  Investors should rely only on the information contained in this prospectus when making an investment decision.  We have not authorized anyone to provide you with information that is different from what is contained in this prospectus.  The following is a summary of some of the information contained in this prospectus.  However, you should not rely on the summary but should also read the more detailed information in this prospectus.

INTERMOUNTAIN REFINING

   Business:  Currently, we are in the business of producing natural gas and terminalling asphalt products.  Our natural gas production operations consist of owning a working interest in, and operating 19 natural gas producing wells located in southwestern Kansas. From time to time, we have utilized tankage at our Fredonia, Arizona refinery to provide paving asphalt storage and terminalling services for others. We are now expanding this operation to include the manufacture and sale of asphalt emulsion and asphalt cut back products. This project is expected to be operational in late 1999 or early 2000. In the future, Intermountain intends to utilize its expertise in developing and managing hydrocarbon processing projects to enlarge the scope of its business activities.

    Background: Until August 4, 1999, Intermountain was entirely owned by Unico. Between February 1984 and December 1999 when it was delisted, Unico was listed on the Nasdaq Stock Market(sm) under the symbol UNRC.  In June 1998, Unico entered into a novation agreement ("Novation Agreement") with Starlicon Group Inc. ("Starlicon Group") to acquire all of the outstanding stock of its wholly owned subsidiary, Starlicon International Corporation ("Starlicon"), which resulted in a change in control of Unico. As part of the Novation Agreement, all of Unico's assets existing immediately prior to the acquisition of Starlicon were transferred to Intermountain with the understanding that, at the option of Intermountain's board of directors, the stock of Intermountain could be distributed, at a future time, to certain shareholders of Unico, (the "Distribution"). In December 1998, Intermountain notified Unico that it intended to proceed with the Distribution. In July 1999, an ad hoc committee of Unico shareholders notified Unico shareholders that a special meeting of Unico shareholders would be held on August 4, 1999 for the purpose of approving the distribution of Intermountain stock and that the record date established for participation in the distribution was set as July 12, 1999, (the "Record Date"). The special meeting of Unico shareholders was held as scheduled and the distribution was approved.

    The Unico shareholders eligible to participate in the distribution of Intermountain stock include all Unico shareholders who held Unico stock as of the Record Date except: (i) those Unico shareholders who held Unico stock issued in connection with the Starlicon acquisition; and (ii) those shareholders who held Unico stock issued by Unico after June 30, 1998 with the exception of those holders of 30,000 shares of Unico stock which were originally issued to Mr. Leo Murphy after June 30, 1998. The Unico shareholders who are eligible to receive Intermountain stock as a result of the distribution, as described herein, are hereafter referred to as the "Eligible Shareholders".

    In August 1999, Unico transferred all of its holdings of Intermountain stock into a trust for the benefit of the Eligible Shareholders. The trust was created in order to insure that a market for Intermountain stock would not develop until such time as the stock was properly registered with the Securities and Exchange Commission. Intermountain has filed a registration statement with the Securities and Exchange Commission for the registration of the common stock that will be distributed. The stock will not be distributed to the Eligible Shareholders until the registration statement is declared effective by the Securities and Exchange Commission.

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    Each Eligible Shareholder will receive one share of Intermountain common stock for each share of Unico common stock owned by such Eligible Shareholder on the Record Date. The Intermountain shares will be distributed to Eligible Shareholders as a stock dividend.  Eligible Shareholders will pay nothing for the shares that are distributed, although such distribution may be a taxable event as to such Eligible Shareholders.  Eligible Shareholders will continue to own their Unico shares.  There is currently no public trading market for Intermountain stock.

THE OFFERING

Type of Security Offered:	Common Stock, no par value per share

Number of Shares Presently Outstanding	50,000 shares (Held in trust)

Number of Shares Outstanding After the Distribution:	1,155,609 shares

    1,155,609 shares of Intermountain common stock will be distributed to the Eligible Shareholders.  Immediately following the distribution, the 50,000 shares currently held in trust will be canceled.  After completing the distribution, Intermountain estimates there will be approximately 425 shareholders.

 RISK FACTORS

    You should consider the common stock of Intermountain to be an investment involving a high degree of risk.  You should read this entire prospectus and carefully consider the risk involved with this investment including, but not limited to, the following factors.

INTERMOUNTAIN'S OPERATIONS AND REVENUES ARE LIMITED

    Our revenues are presently derived from the production and sale of natural gas, interest on our cash balances, rental income from office space, and fees earned from consulting and refinery terminalling activities.  You should not consider these activities to have significant potential for increasing revenues or profits.  Excluding one-time charges and the write-down of investments in the year ended February 28, 1999, the combined income from these sources was not sufficient to cover our general and administrative expenses for the period.  Even with further economies and improvements, we do not expect our present operations to result in significant positive earnings.  Moreover, negative trends in natural gas prices, interest rates and maintenance costs or other factors could cause greater operating losses.

POSSIBLE FUTURE PROJECTS HAVE A HIGH DEGREE OF UNCERTAINTY

    In an effort to expand our terminalling activities and improve revenues over the near term, we have entered into an arrangement with an industry partner for the manufacture and sale of asphalt emulsions and cut backs at our Fredonia, Arizona refinery in exchange for fee and a profit share.  The partner is providing the capital for this venture.  While modest earnings are forecast for the first year of operation, and it is expected that profitability will increase somewhat in future years, we view this project only as a means of reducing or eliminating present losses, not as a project with significant upside potential.  Moreover, due to market forces and other matters beyond our control, there is no assurance that this activity will create even the modest levels of profits we have estimated.

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    Longer range, we intend to utilize our expertise in hydrocarbon processing to pursue several projects with a larger scope and, hopefully, a greater profit potential including:

  Contributing a portion of our refinery equipment to a new venture at a different location in exchange for an equity participation in such a venture;
  Participating in the development and management of hydrocarbon processing projects unrelated to our refinery; and
  Seeking industry related mergers or acquisitions.
    For several reasons, there is no assurance that we will be successful in any of these efforts.  Some of the more significant obstacles to consummating the targeted projects are:
  Hidden Flaws. While we intend to take every reasonable step to screen targeted projects before incurring the costs of detailed engineering, market and other studies which are usually required to establish the expected financial viability of a target, and thus provide the basis for obtaining the necessary capital, these detailed studies can uncover flaws which could render the project uneconomic.  In this event, the costs and time expended on such studies can be lost.  In addition, worthwhile projects could be missed if, in an attempt to preserve our resources, the cost of the detailed studies are deemed too high for our limited means.
  Limited Capital.  Most of the projects we will consider require capital expenditures beyond the funds we have available.  If a viable project is identified, we would expect to finance such a venture in one or more of the following ways:

     a. Engage a partner
     b. Incur debt
     c. Seek additional equity.
    There is no assurance that the necessary capital could be obtained from any of these sources; but if it is, our share of the potential profits could be reduced, the time to receive cash flow could be prolonged and/or our shareholders could experience significant dilution of their holdings.
  Limited Human Resources.  Our management staff is currently at minimum size in order to conserve our financial resources.  Accordingly, our ability to work on more than two or three potential projects at a time is limited.  It is possible that viable opportunities could be missed because of personnel constraints.
INTERMOUNTAIN'S PRESENT AND PLANNED FUTURE OPERATIONS ARE RISKY

    In addition to the risks associated with developing new business opportunities which are summarized above, we are subject to a number of operating risks which are applicable to both our present operations and potential future operations.  These operating risks are summarized in the following sections.

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  Natural Gas Production and Hydrocarbon Processing.  Our present and potential future operations are subject to the hazards and risks inherent in producing natural gas and processing petroleum hydrocarbons, such as fires, natural disasters, explosions, abnormal operating conditions, equipment failures, pipeline ruptures, saltwater spills and oil spills, any of which can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to our properties and the property of others.  As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses.  We may elect to self insure in circumstances where we believe that the cost of insurance, if available, is excessive relative to the potential risks.  The occurrence of an event that is not covered, or not fully covered, by third party insurance could have a material adverse effect on our business, financial condition and results of operations.

  Extensive Regulation.  Governments at all levels - national, regional and local - extensively regulate gas production and hydrocarbon processing activities.  Laws and regulations govern many aspects of these activities including occupational health and safety, labor standards and environmental matters.  We must comply with these laws and regulations as they apply to our present and future operations.  In recent years, governments have strengthened many of these laws and regulations, thereby increasing the burdens on small companies such as ours in a number of ways including the following:

    Increasing the amount of potential liability associated with a particular event,
    Expanding the categories of participants who may be responsible for the liabilities associated with that event,
    Increasing reporting requirements; and
    Subjecting operations to greater requirements for advance regulatory clearance.

  Prices for Natural Gas and Hydrocarbons are Volatile.  Our operations will be significantly affected by changes in the market price of natural gas and other hydrocarbons.  Prices for such products are subject to wide fluctuations in response to changes in the supply and demand, weather conditions, governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East and elsewhere and overall economic conditions.  We are unable to predict future price movement with any certainty.

  Competition is Intense. The petroleum industry is highly competitive.  We will encounter competition from other petroleum companies in many areas including the sale of its products, access to resources, obtaining and retaining experienced personnel and gaining access to potentially attractive projects.  Our competitors include integrated oil companies, independent oil companies, project developers and others who may enjoy advantages over us including:  larger, more experienced staffs; greater capital resources; the ability to develop better information; and the ability to pay more for potential business opportunities.

  Reserve Information is Uncertain.  With respect to our natural gas reserves, estimates of natural gas reserves and their values by petroleum engineers are inherently uncertain.  The estimates incorporate professional judgments not only about the quantities of natural gas that exist in identified reservoirs but also about the portion that can be produced on an economically sound basis, the costs of production and the rate of extraction.  This estimating process involves an evaluation of all available geological, engineering, production and economic data relating to the gas reservoir from which we produce gas. The data relating to a particular reservoir may change substantially over time as a result of additional development activity, evolving production history, changing economic conditions, market price fluctuations, variations in production costs and other factors.  In addition, the estimating process requires significant subjective judgments.  As a result, different petroleum engineers evaluating the same data may reach substantially different results, and the same petroleum engineers evaluating data relating to a particular reservoir at various times may come to substantially different conclusions at different times.  Actual production, revenue and costs for our gas reserves in the future will probably vary from those currently anticipated and the amount of these variations may be material.

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RISKS RELATED TO OWNING INTERMOUNTAIN COMMON STOCK

    In addition to the risks relating to business development and operations which are discussed above, there are certain risks associated with the ownership of Intermountain's common stock.  These are discussed in the following sections.

  Lack of a Current Market for Intermountain's Common Stock.  There is currently no market for trading our common stock and no assurance that a market will ever develop or, if established, will be maintained.  Intermountain's common stock does not now, and may never qualify for listing on any securities exchange.  In the absence of an over-the-counter market in Intermountain's common stock, or listing on an exchange, holders of the common stock will be unable to sell their shares through normal brokerage channels and may be unable to determine the value of their securities accurately.  Consequently, selling our shares will probably be more difficult because, for example, smaller quantities of shares could be bought and sold, and transactions could be delayed.  We have had discussions with a market maker regarding participation as a market maker for these securities, but there is no assurance that any market maker will participate.  See "DESCRIPTION OF SECURITIES" AND "MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

  Certain Regulations Affecting Low-Priced Stock May Make it More Difficult to Resell Your Shares.  Because of the potential low price of our common stock and the fact that it is not listed on any exchange, the shares may be subject to a number of regulations which may affect the price of the shares and your ability to sell the shares in the market.

  If You are an Affiliate of Intermountain Your Ability to Sell Your Shares Will be Limited.  If you are an affiliate of Intermountain under the rules and regulations of the Securities and Exchange Commission you may not sell your shares unless you comply with Rule 144 or another exemption from registration.  You will be considered an affiliate if you are an officer or director of Intermountain or if you beneficially own 5% or more of its securities.  We believe that the only shareholders who may be affiliates after the distribution are Mr. Hagler, a director and President, and Mr. Hurt, a director, Secretary and Treasurer of Intermountain and Mr. and Mrs. William Braddock, individuals, who will own in excess of 5% of our shares.  See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

  We Cannot Predict the Effect of Resales of our Stock on the Price of the Common Stock.  We are unable to predict the effect that sales made Under Rule 144 or otherwise, may have on the then prevailing market price of our common stock.  It is likely that market sales of large amounts of the shares of Intermountain (or the potential for those sales even if they do not actually occur), will have the effect of depressing the market price of our common stock.  See "DESCRIPTION OF SECURITIES" and "MARKET PRICE, DIVIDENDS AND OTHER MATTERS."

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  Eligible Shareholders  May be Taxed on the Distribution.  The Eligible Shareholders may be taxed on the distribution to the extent that the fair market value of Intermountain common stock at the time of the distribution, exceeds the holders tax basis in their Unico stock.  Unico will report a dividend distribution to the Internal Revenue Service based on the estimated fair market value of the Intermountain shares as of the date of the distribution.  However, the Internal Revenue Service may disagree and attribute a substantially higher fair market value to the Intermountain common stock, in which case, the tax impact on the Eligible Shareholders could increase significantly.  See "FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION."

  Regulations Affecting the Price and Marketability of Intermountain Stock.  Because of the possible low price of our common stock and the fact that it is not listed on any stock exchange, the shares may be subject to a number of regulations which may affect the price of the shares and your ability to sell the shares.
    For example, Rule 15g-9 under the Securities Exchange Act may affect the ability of broker-dealers to sell the shares and may affect your ability to sell the common stock in the secondary market.  Rule 15g-9 generally applies to shares that are not listed on a stock exchange.  The rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors.  For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received that purchaser's written consent to the transaction.

    Additionally, because the penny stock rules will probably apply to our shares, shareholders may find it more difficult to sell their securities.  The Securities and Exchange Commission's regulations define a penny stock to be any equity security that has a market price or exercise price of less than $5.00 per share, subject to some exceptions.  The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, to provide the customer with additional information including current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  These requirements probably will reduce the level of trading activity for our common stock and may adversely affect the ability of broker-dealers to sell our securities.

FORWARD-LOOKING INFORMATION

    Some of the statements contained in this prospectus relate to future expectations, contain projections of results of operations or financial condition or include other forward-looking information.  Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements.  Forward-looking information is based on various factors and assumptions.  Important factors that may cause actual results to differ from projections include, for example, the success or failure of our efforts to implement our business strategy;
  inability to obtain capital at an acceptable cost;
  the effect of changing economic conditions;
  our ability to attract and retain qualified employees; and
  other risks which may be described in our future filings with the SEC.  However, we do not promise to update forward-looking information to reflect, for example, actual results or changes in assumptions.

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USE OF PROCEEDS

    Neither Unico nor Intermountain will receive any monetary or other consideration for the Intermountain shares distributed to the Eligible Shareholders as a dividend.

DETERMINATION OF OFFERING PRICE

    The offering price, for purposes of this prospectus, is the estimated net book value of Intermountain common stock on August 31, 1999 of $1.95 per share, assuming the 1,155,609 shares to be distributed were outstanding on that date. See "DESCRIPTION OF SECURITIES - Capitalization". For purposes of establishing a fair market value of the shares to be distributed for taxation reporting, the price will be based upon the "first trade" of the shares after completion of the distribution and public trading begins. See "FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION".

    There has never been an established market for public trading of Intermountain's stock and no prediction can be made as to the initial trading price after completion of the distribution and public trading, if any, begins.

 FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

    The following discussion is a summary of the material U.S. federal income tax consequences of the distribution of Intermountain's shares to the Eligible Shareholders.  However, it is not a complete discussion of all potential tax effects that might be relevant to the distribution.  It also is limited to domestic non-corporate shareholders.  It may not apply to some classes of taxpayers, including corporations, nonresident aliens, insurance companies, tax-exempt organizations, financial institutions, securities dealers, and broker-dealers.  Taxpayers in any of these or similar categories should consult their own tax advisors regarding the tax consequences of the distribution.

    The following summary is based our understanding of laws, regulations, rulings, practice and judicial decisions in effect at the date of the registration statement.  Legislative, regulatory, or interpretive changes, or future court decisions or interpretations may or may not be retroactive and could affect the tax consequences described herein.

   PLEASE CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION OF INTERMOUNTAIN'S SHARES.

FEDERAL INCOME TAX CONSEQUENCES

    Neither Unico nor Intermountain intend to request a ruling from the Internal Revenue Service regarding the federal income tax consequences of the distribution.  Based on the facts of the proposed distribution, the transaction will not qualify as a tax free spin-off under Section 355 of the Internal Revenue Code of 1986.  Accordingly, Unico will report the transaction as a taxable distribution.

    The following tax consequences to the Eligible Shareholders will be controlled by Section 301 of the Internal Revenue Code of 1986:

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    Each recipient of Intermountain stock will be considered to have received a potentially taxable distribution in the amount equal to the fair market value of our stock on ________,1999 (the "Distribution Date"), and such stock will be taxed as a dividend resulting in ordinary income to each recipient in an amount equal to the lesser of the current and accumulated "earnings and profits" of Unico, or the value of our stock distributed. Based upon a preliminary analysis, it is not believed that Unico has, or will have, any such "earnings and profits" as of the Distribution Date. Accordingly, no portion of the value of our stock distributed will be taxable as dividend income. Assuming this is the case, the value of Intermountain stock distributed will first be applied against (and will reduce) the adjusted basis of each recipients adjusted basis in the recipient's Unico common stock, and any remaining amount will be treated as gain from the sale or exchange of property.

    The recipient's basis in our stock received will be equal to the fair market value of our stock on the Distribution Date, and the recipient's holding period for our stock will begin on the Distribution Date.

    For tax valuation purposes, the fair market value of the shares on the Distribution Date will be based on the "first trade" of the shares after completion of the distribution and public trading begins. The "first trade" is the first occurrence of a trade transaction, or series of closely timed trade transactions, between unrelated parties after the stock becomes available for sale in a public trading market. The length of time from the Distribution Date and the occurrence of the "first trade" cannot be reasonably predicted and is dependent on a public trading market developing. See "RISK FACTORS - RISKS RELATED TO OWNING INTERMOUNTAIN COMMON STOCK".

    Upon completion of the distribution and establishment of a fair market value of the Intermountain shares distributed, the Eligible Shareholders will receive a copy of the Form 1099 filed with the Internal Revenue Service by Unico, along with appropriate documentation and forms to be used to assist the shareholders in preparing their income tax return.

    The foregoing statements represent the opinion of Intermountain's management.  The Internal Revenue Service is not bound by and may not agree with this opinion regarding the value of the Intermountain's shares or the other matters discussed above.  If the Internal Revenue Service were to successfully assert that a substantially higher value should be placed on the Intermountain shares distributed, the tax impact could increase significantly.

    THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY.  ALL RECIPIENTS OF THE DISTRIBUTION SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

DILUTION

    The distribution represents an initial distribution of Intermountain stock to the public. Since the shares to be distributed will constitute 100% of the issued and outstanding stock of Intermountain and each of the Eligible Shareholders will receive an equivalent number of Intermountain shares with respect to their holdings of Unico common stock held on July 12, 1999, there will be no dilution.

SELLING SECURITY HOLDERS

    The distribution represents a complete distribution of Unico's holdings of Intermountain common stock. Since 1985 and until August 1999, Unico had been the sole shareholder of Intermountain. On August 4, 1999, Unico transferred 50,000 shares of Intermountain common stock, representing all of the issued and outstanding stock of Intermountain, into a trust for the benefit of the Eligible Shareholders. Unico is no longer the owner of any shares of Intermountain common stock and will not receive any proceeds as a result of this distribution.

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PLAN OF DISTRIBUTION

    A stock dividend payable in shares of Intermountain common stock to Eligible Shareholders has been authorized by Unico and approved by its shareholders. In August 1999, upon approval of its shareholders, Unico transferred 50,000 shares of Intermountain common stock, representing all of the issued and outstanding stock of Intermountain, into a trust for the benefit of the Eligible Shareholders. The distribution of 1,155,609 shares to the Eligible Shareholders is pending the effectiveness of the registration statement filed with the Securities Exchange Commission covering the shares to be distributed. The trust effectively provides for legal ownership of the shares to vest with the Eligible Shareholders but prohibits the sale, exchange, transfer, or otherwise the creation of a market until the shares have been properly registered with the Securities and Exchange Commission.

    The shares are to be distributed to the Eligible Shareholders in accordance with provisions of the Novation Agreement dated June 30, 1998. The Novation Agreement was entered into between Unico and Starlicon Group wherein Unico acquired all of the outstanding shares of Starlicon Group's wholly owned subsidiary Starlicon in exchange for common and preferred stock of Unico. As a result of the transaction, Starlicon Group held a greater than 80% controlling interest in Unico. Starlicon Group subsequently distributed most of the Unico stock that it had received to its shareholders.

    Prior to and in contemplation of execution of the Novation Agreement, Unico transferred substantially all of its assets, net of certain liabilities, to Intermountain. The Novation Agreement also provided for the control of the assets and operations of Intermountain to be vested with the management of Intermountain and further provided for the subsequent distribution of Intermountain stock to the Eligible Shareholders at the sole discretion of the board of directors of Intermountain. In addition, the Starlicon Group shareholders who received Unico shares in accordance with the Novation Agreement granted proxies to vote their shares of Unico in favor of the subsequent distribution of Intermountain stock.

    On December 3, 1998, Intermountain notified Unico of its intent to distribute Unico's holdings of Intermountain stock in accordance with the Novation Agreement. Unico then sought to alter the original terms of the Novation Agreement. Negotiations on the changes sought however failed and on March 29, 1999, Intermountain filed suit in the United States District Court for the Central District of California entitled Intermountain Refining Co., Inc. v. Starlicon, etc., etal. USDC Case No. CV99-3405 DT (SHX), seeking an injunction against certain shareholders of Unico from revoking the proxies to vote in favor of the intended distribution, and an order requiring the new management of Unico to perform its duties and obligations under the Novation Agreement. Intermountain subsequently withdrew its suit upon Unico's acknowledgement that it would proceed with the distribution under the original terms of the Novation Agreement and that the proxies would not be revoked. Unico had agreed to seek shareholder approval of the distribution at a meeting of shareholders that was to be held during the spring of 1999. The intended meeting however was never held by Unico. In early July 1999, William Hagler and several other Unico shareholders who collectively represented greater than 10% of the voting stock of Unico, formed an ad hoc committee of Unico shareholders and called, in accordance with New Mexico state law, a special meeting of shareholders of Unico to consider the approval of the distribution of our stock to the Eligible Shareholders.

S1-15

    On July 12, 1999, the ad hoc committee notified all Unico shareholders of a special meeting of shareholders to be held on August 4, 1999 for the purpose of approving the distribution of Intermountain stock to the Eligible Shareholders. July 12, 1999 was also set as the record date for voting at the meeting and to establish those Unico shareholders who are eligible to participate in the distribution. The special meeting of shareholders was held as scheduled and the distribution was approved by unanimous vote of Unico shares represented at the meeting which consisted of approximately 84% of the then outstanding stock of Unico.

     At the time of the special meeting, the Intermountain shares to be distributed had not been registered with the Securities and Exchange Commission. To insure that no market would develop for Intermountain shares until such time as a registration had been completed, a trust was established and Unico transferred its holdings of Intermountain shares into the trust for the benefit of the Eligible Shareholders.

    The trust is administered by a independent party as trustee. Upon the effectiveness of a registration statement filed with the Securities and Exchange Commission to register the shares to be distributed to the Eligible Shareholders, the trustee will be instructed to distribute 1,155,609 shares of the Company's common stock to the beneficiaries of the trust and the 50,000 shares currently held in the trust will be canceled.

    Eligible Shareholders will receive one share of Intermountain common stock for each share of Unico common stock they held as of July 12, 1999. The certificates representing the dividend shares will be mailed to the Eligible Shareholders on or about _________, 1999, or as soon thereafter as reasonably practical.  The Eligible Shareholders will not be required to make any payment or take any other action in connection with the dividend shares. Upon completion of the distribution, there will be approximately 425 shareholders of Intermountain based upon the estimated number of Eligible Shareholders as shown on the stock records of Unico as of July 12, 1999.

    It is expected that Intermountain will expend approximately $170,000, including amounts expended as of the date of this prospectus, for legal and accounting fees, printing, organization costs and other costs involved in the registration and distribution of the dividend shares to the Eligible Shareholders. Under the terms of the Novation Agreement, Unico agreed to reimburse the Company for certain costs and expenses associated with the registration of the stock being distributed. See "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS - Unico/Starlicon."

    No underwriters or brokers are involved or are expected to be involved in the distribution. The common stock of Intermountain will be distributed to the Eligible Shareholders as a dividend for no consideration. A copy of this prospectus will be mailed to each holder of record of Unico's common stock on ___________, 1999. Intermountain will also mail copies of this prospectus to brokers and dealers who are known to trade or make a market in Unico's common stock and to other brokers and dealers who may reasonably be expected in the future to trade or make a market in Intermountain's common stock. However, Intermountain does not anticipate that an active market for its common stock will develop in the near future, and there can be no assurance that a trading market will develop at any time. See RISK FACTORS -- RISKS ASSOCIATED WITH OWNING INTERMOUNTAIN COMMON STOCK."

DESCRIPTION OF SECURITIES

    The authorized capital stock of Intermountain consists of 10,000,000 shares of common stock, no par value, and 5,000,000 of shares of undesignated preferred stock, $.01 par value.

COMMON STOCK

    There are presently 50,000 shares of the Company's common stock issued and outstanding which are held in a trust for the benefit of the Eligible Shareholders. Such shares will be canceled by the Company concurrent with the distribution.

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     The securities to be distributed consist of 1,155,609 shares of Intermountain common stock, with no stated par value. Such stock will be fully paid and non-assessable and  shall be entitled to receive dividends as may be declared by the Board of Directors from time to time. Each share of common stock shall have voting rights equivalent to one vote for each share. Cumulative voting is not allowed. Holders shall not have any preemptive rights to acquire additional shares.

    Upon completion of the distribution, the total number of shares of common stock outstanding will be 1,155,609. There are no outstanding options, warrants to purchase, or securities convertible into, common stock of Intermountain. Of the aforementioned 1,155,609 shares, 716,712 will be subject to trading restrictions under Rule 144 of the Securities Act to the extent that such will be held by officers, directors and greater than five percent (5%) owners of Intermountain common stock.

PREFERRED STOCK

    There are 5,000,000 shares of undesignated preferred stock authorized and no shares of preferred stock issued or outstanding.

CAPITALIZATION

    The following table sets forth as of August 31, 1999 (i) the actual capitalization of Intermountain, and; (ii) the proforma capitalization of Intermountain that gives effect to the distribution of the 1,155,609 shares of common stock being offered in this prospectus and the cancellation of the 50,000 shares currently issued and outstanding:
	As of August 31, 1999
	Actual	Pro Forma
	(Unaudited)
Shareholders Equity:
Common Shares, no par value;
Shares authorized	100,000	10,000,000
Shares issued and outstanding	50,000	1,155,609
Paid in capital	$ 1,455,314	$ 1,455,314

Preferred Shares,$.01 par value;
Shares authorized	-	5,000,000
Shares issued and outstanding	-	-
Paid in capital	$ -	$ -

Retained earnings	792,649	792,649
	-------------	-------------
Total shareholders' equity	$ 2,247,963	$ 2,247,963
	========	========

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POSSIBLE ANTI-TAKEOVER EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

        Intermountain's authorized but unissued capital stock will consist of 8,844,391 shares of common stock and 5,000,000 shares of preferred stock. One of the effects of the existence of authorized but unissued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of Intermountain by means of a merger, tender offer, proxy contest or otherwise, and to protect the continuity of its management. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in Intermountain's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiring or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. See "MARKET PRICE, DIVIDENDS, AND OTHER MATTERS."

INTERESTS OF NAMED EXPERTS AND
COUNSEL

    The financial statements of Intermountain as of February 28, 1999 included this prospectus have been audited by Atkinson & Co. Ltd., Certified Public Accountants, 707 Broadway NE, Suite 400, Albuquerque, NM 87102, and are included in reliance upon the authority of that firm as experts in accounting and auditing. Atkinson & Co., Ltd., including its principals and partners, hold no interest, beneficial or otherwise, in Intermountain or Unico.

INFORMATION WITH RESPECT TO INTERMOUNTAIN

HISTORY OF BUSINESS

    The Company was incorporated under the laws of the state of New Mexico in January 1984 for the purpose of acquiring an asphalt refinery located in northern Arizona and engaging in the refining, processing and marketing of the refined products produced therefrom.

    Unico, the prior parent company of Intermountain, was incorporated under the laws of the state of New Mexico in April, 1979 for the purpose of engaging in wholesale and retail distribution of gasoline, diesel fuel and lubricants.  From 1979 to 1983 Unico's petroleum distribution operation were enlarged through a series of acquisitions which expanded its activities in New Mexico and Southwestern Colorado.  In February, 1984, Unico became publicly traded pursuant to an offering of its common stock under Regulation A of the Securities Act of 1933.  Unico filed a Form 10 with the Securities and Exchange Commission in September 1986 and had reported under the Securities Act of 1934 until it filed a Form 15 on June 14, 1999 removing itself from such periodic reporting requirements. Unico was previously traded on the Nasdaq Stock Market(sm) under the symbol UNRC.

    In January 1985, Unico acquired 100% of the outstanding common stock of Intermountain for cash and notes.  Intermountain operated as a wholly owned subsidiary of Unico until August 4, 1999.  At the time of Unico's acquisition, Intermountain owned and operated an asphalt refinery in northern Arizona.  In 1985 and 1986, Unico divested its petroleum product distribution businesses to improve its balance sheet and to focus on the more profitable refinery operations.  In February 1986, a 3,000 kilowatt co-generation facility was placed in service at Intermountain's refinery.

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     Unico purchased the assets of Methanol Production Corporation ("MPC") in July, 1988 for Unico common stock and the assumption of certain debt.  This acquisition included approximately 2.9 billion cubic feet of proven producing natural gas reserves and MPC's development package for a commodity petrochemical (methanol) manufacturing facility proposed for the Denver, Colorado area.  Financing, engineering, construction and operation of this facility was carried out by newly formed Unico subsidiary, Intermountain Chemical, Inc. ("IC") as general partner for Sand Creek Chemical, LP.  The facility was placed in service in mid 1992 and was operated by IC until September, 1997 when IC's partnership interests were sold and IC was liquidated. The natural gas production acquired from MPC was owned and operated directly by Unico.

    In February, 1998, Unico entered into an agreement to acquire 100% of the outstanding stock of privately held Starlicon from Starlicon Group for Unico common and preferred stock, ("the Agreement").  Starlicon marketed computer peripherals under the "Paradise" brand name and certain generic computer components.  Among other things, the Agreement provided for an audit of Starlicon's financial statements as of November 30, 1997, the effective date of the transaction.  A draft of the audited financial statements revealed that Starlicon had failed to meet certain financial criteria and that the unaudited financial statements originally provided to Unico did not accurately represent Starlicon's financial condition.  Accordingly, in May, 1998 Unico notified Starlicon Group and Starlicon that it was rescinding the transaction and filed a complaint in the United States District Court for the Central District of California, seeking the Court's confirmation of Unico's unilateral rescission of the contemplated transaction.

    In order to avoid protracted and expensive litigation, the parties entered into the Novation Agreement in June, 1998 which provided, among other things, that: (i) Unico would complete the acquisition of Starlicon under revised terms and the management of Unico would be assumed by the management of Starlicon,  (ii) all of Unico's assets immediately prior to its acquisition of Starlicon would be transferred to Intermountain and the control of Intermountain's assets and business would vest solely with the former management of Unico, (iii) at the option of Intermountain's Board of Directors, the common stock of Intermountain could be spun off by Unico through the distribution of shares of Intermountain to the Eligible Shareholders, and (iv) the shares of Intermountain common stock so distributed were to be registered with the Securities and Exchange Commission at the expense of Unico.  Thus, implementation of the Novation Agreement provided a partial rescission of the Agreement by transferring the assets and business of Unico to Intermountain, with the stock in Intermountain distributed to the Eligible Shareholders while allowing the Eligible Shareholders to retain their shares in Unico.

    In August 1999, Unico transferred 50,000 shares of Intermountain common stock, representing all of the issued and outstanding stock of the Company, into a trust for the benefit of the Eligible Shareholders.  Upon the effectiveness of a registration statement filed with the Securities and Exchange Commission to register the shares to be distributed to the Eligible Shareholders, 1,155,609 shares of the Company's common stock will be distributed to the beneficiaries of the trust and the  50,000 shares held in the trust will be canceled by the Company.

DESCRIPTION OF BUSINESS ACTIVITIES

    The Company conducts, or has in the past conducted, its business in three primary segments: natural gas production; petroleum refining and terminalling; and co-generation of electric power and steam.

S1-19

Natural Gas Production:

    The Company owns working interests in and is the operator of 19 natural gas producing wells located in Southwestern Kansas. Natural gas and helium produced is sold, under exclusive contract, to K.N. Energy, of Lakewood, Colorado.  While we have no current plans to drill additional wells on the Kansas leases, we are currently in the process of completing a new well on an existing gas lease in Kansas which was acquired as the result of our exercise of a take over option applicable to a dry exploratory well drilled under a farmout agreement with an unrelated oil exploration company. There is presently no information available regarding the production capability, if any, for the new well. Further, the Company has no plans to expand its oil and gas production in other areas since it believes that it lacks the financial resources to do so effectively.

Refining and Terminalling:

    From 1985 until 1997, the Company processed low-cost, heavy crude oil and other supplemental raw materials at its Fredonia, Arizona refinery to produce naphtha, diesel fuel, fuel oil and asphalt products which were generally marketed on a wholesale basis in Utah, Arizona and Nevada.  In January 1997, refinery processing operations were discontinued due to a sharp reduction in the availability of crude oil from traditional sources and the inability to obtain a continuing supply of suitable raw materials from alternative sources.  Since that time, the Company has periodically provided certain asphalt terminalling services for others wherein the Company has received fees and expense reimbursements related to the services provided.  The Company has entered into an arrangement with an industry partner to expand its asphalt terminalling activities to include the production of asphalt emulsions and cut backs for sale to the industry partner. It is anticipated that the expanded terminalling facilities will be operational during late 1999 or early 2000.

    We are pursuing several future projects including:  contributing a portion of refinery equipment to a new venture at a different location in exchange for an equity participation in such a venture; participating in petroleum processing projects unrelated to our refinery; and seeking an industry related merger or acquisition.  There is no assurance that we will be successful in any of these efforts.  See "RISK FACTORS - POSSIBLE FUTURE PROJECTS HAVE A HIGH DEGREE OF RISK."

Co-Generation:

    The Company's co-generation plant located at its refinery in Fredonia Arizona was capable of producing up to 3,000 kilowatts of electrical energy along with steam which was used in the adjacent refining process.  The generators are presently not in service because prior contracts to provide electrical energy and capacity in the local area expired and were not renewed. We have concluded that there is little likelihood of developing a local market for electric power in the foreseeable future and that there is a low probability of re-starting the refinery's major processing units in the near term. Accordingly, the generators have been placed on the market for sale. In June 1999, we entered into a contract with third parties to provide for the refurbishing and marketing of the generators. The generators were moved from the Fredonia facility to the west coast during October 1999 for refurbishing to improve marketability. There can be no assurance that this equipment will be sold on a timely basis or that the price offered will be acceptable. Activities associated with the co-generation facilities are reported as discontinued operations in the accompanying financial statements.

Other Business Activities:

    On occasion, we have provided management and consulting services to other parties on a fee basis. During fiscal 1999 such services were performed for Saba Petroleum Company ("Saba Petroleum") and Red Hills Manufacturing Inc. ("Red Hills") who are or were related parties to Intermountain. While we expect to continue to provide such services to others in the future, there can be no assurance that such opportunities will be available or that we can maintain any significant level of revenues from such activities. In addition, we lease unused office space in our Farmington, New Mexico office building to unrelated third parties and actively manage the building.

S1-20

Employees:

    Intermountain presently employs six people, including officers.  Three of the employees work in our administrative offices in Farmington, New Mexico, are salaried and are employed on a full time basis.  The remaining three employees are employed at our Fredonia Arizona facility, one on a full time salary basis and two on a part time hourly basis. The Fredonia employees are involved in the expansion of our asphalt terminalling facilities. All full time employees are eligible to participate in Intermountain's SIMPLE IRA Plan and a group medical insurance program. None of our employees are represented by a union and management believes its employee relations to be satisfactory.

Research and Development Activities:

    The Company has not spent any material amount on research or development activities since its inception.

Government Regulations, Environmental Laws and Taxes:

    Our business is subject to certain national, state and local laws and regulations relating to the production and transportation of natural gas and the processing of hydrocarbons, as well as environmental and safety matters. Many of these laws and regulations have become more stringent in recent years, imposing greater liability on a larger number of potentially responsible parties. The Company believes it has complied in all material respects with these laws and regulations. Because the requirements imposed by such laws and regulations are frequently changed, we are unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. See "RISK FACTORS - INTERMOUNTAIN'S PRESENT AND PLANNED FUTURE OPERATIONS ARE RISKY."

    The operation of gas fields and the processing of hydrocarbons inherently involve environmental risks. These risks can be minimized, but not eliminated, through the use of various engineering and other technological methods. The Company intends to employ such methods to industry standards. See "RISK FACTORS - INTERMOUNTAIN'S PRESENT AND PLANNED FUTURE OPERATIONS ARE RISKY."

    Severance taxes on natural gas production in Kansas are collected and paid by K.N. Energy, the purchaser of the gas.

Competition:

    The petroleum and natural gas industries are highly competitive. We encounter competition from other oil and gas and petroleum companies in all of our operations, including the acquisition of producing properties, obtaining services, including oil field services, and the sale of natural gas. Our competitors include integrated petroleum and natural gas companies and numerous independent oil and gas companies, and individuals. Many of these competitors are large and well-established with substantially larger operating staffs and greater capital resources and, in many instances, have been engaged in the energy business for a much longer time than the Company. Such competitors may be able to develop better information and provide better analysis of available information, to pay more for raw materials and productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than our resources permit.

S1-21

Impact of Year 2000:

    Like many companies, we face the Year 2000 issue. Many computer programs use two digits rather than four (for example, "98" for 1998) to define dates. As a result, any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in other normal business activities. During the past two years we have evaluated the potential impact of Year 2000 issues on the Company and we have implemented procedures which we believe to be adequate to avoid any material problems which may arise. Substantially all of our critical data processing hardware and software, process control equipment, and communications systems have been examined, modified or replaced as necessary, and tested for operability with year 2000 and beyond.  Financial institutions with which we do business and all major customers, vendors, and a prospective transfer agent have been contacted and assurances received that Year 2000 issues will not have a material impact on their ability to operate.  To date, we are not aware of any third party with a Year 2000 issue that would materially impact our results of operations, liquidity, or capital resources. However, we have no means of ensuring that all third parties with whom we conduct business will be Year 2000 compliant. Nevertheless, the Company believes that the Year 2000 issue will not have a material impact on our ability to operate into the next century. For this reason, the Company has no contingency plan in place.

DESCRIPTION OF PROPERTIES

    Except for the mineral leases associated with our Kansas gas properties which are held by production, all properties used by the Company in the conduct of its businesses are owned in fee.  There are no outstanding mortgages on any of the properties owned by the Company.

    Our refining and terminalling facility is situated on 21 acres of fee-owned land in Fredonia Arizona.  The facility includes atmospheric and vacuum distillation units having daily capacities of 4,000 and 2,000 barrels respectively; storage tanks; boilers; a cooling tower; various buildings; loading racks and other ancillary facilities.  In addition, the plant contains several items of process equipment which were not used in past crude oil refining operations, but may be potentially useful in the future.

    The co-generation facility includes two 2,100 horsepower diesel engine-generator sets which can produce a combined 3,000 kilowatts of electric power, heat recovery boilers, switchgear, transformers and associated fuel and cooling systems.  The co-generation equipment was leased until April 1996 when it was acquired from the lessor for approximately $27,000. The generators have been placed on the market for sale. In October 1999, the diesel engine-generator sets were moved to the west coast for refurbishing to improve marketability.

    The Company owns an average 81.7% working interest in, and is the operator of, 19 producing natural gas wells on 9,063 acres in Scott and Finney Counties in southwest Kansas.  As of February 28, 1999, the proven producing reserves are estimated to be 1.961 billion cubic feet net to our interest.  For the year ended February 28, 1999, Intermountain produced 236 million cubic feet gas net to its interest.  No reserve estimates have been filed with any Federal authorities or agencies. Additional information relative to the Company's natural gas reserves and activities is included in Note M of its February 28, 1999 financial statements included on page 68 of this prospectus.

    The Company owns a 7,000 square foot office building in Farmington, New Mexico.  Approximately one half of the office building is utilized by the Company for its corporate office.  The remainder of the space is leased to various non-related tenants.

S1-22

LEGAL PROCEEDINGS

    In December 1998, the Company notified Unico of its intent to have Unico proceed with a distribution of Unico's holdings of Intermountain common stock to the Eligible Shareholders as provided by the Novation Agreement.  The new management of Unico then requested a renegotiation of certain terms of the Novation Agreement, and discussions were held on specific changes over the following months.  The parties however were unable to reach mutually acceptable changes and on March 29, 1999 the Company filed suit in the United States District Court for the Central District of California entitled  Intermountain Refining Co., Inc. v. Starlicon, etc., etal. USDC Case No.CV99-3405 DT (SHX), seeking an injunction against certain shareholders of Unico from revoking proxies to vote in favor of the intended distribution, and an order requiring the new management of Unico to perform its duties and obligations under the Novation Agreement.  After a brief hearing on April 1, 1999, the parties agreed to proceed with the distribution under the original terms of the Novation Agreement and that the proxies would not be revoked.  The Company agreed to withdraw its suit without prejudice with the understanding that the suit could be refiled in the event that Unico failed to promptly fulfill its obligations under the Novation Agreement. See "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS - Unico/Starlicon."

MARKET PRICE, DIVIDENDS, AND OTHER MATTERS

Market for Intermountain Common Stock:

    There is presently no market for Intermountain's common stock. Since 1985 and until August, 1999, the Company had been a wholly owned subsidiary of Unico and as such, Intermountain was subject to the direction of the management of Unico until June 30, 1998 when control and management of Intermountain was granted to the management of Intermountain under the terms of the Novation Agreement. Unico, held all of the issued and outstanding common stock of the Company until August 1999 when it transferred all of its holdings of Company stock into a trust for the benefit of the Eligible Shareholders. Unico does not currently own, beneficially or otherwise, nor will it own any shares of the Company after completion of the distribution. It is the intent of the Company to seek a listing on the OTC Electronic Bulletin Board for the purpose of establishing a public trading market for the shares to be distributed to the Eligible Shareholders. There is no assurance that such listing will be obtained, however, we believe that the listing requirements for the OTC Electronic Bulletin Board can reasonably be met.

    There has never been a public market for Intermountain's common stock, and no prediction can be made as to the effect, if any, that the sale of shares, or the availability of shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the common stock in the public market could adversely affect prevailing market prices and the ability of Intermountain to raise equity capital in the future. See "RISK FACTORS - RISKS RELATED TO OWNING INTERMOUNTAIN COMMON STOCK."

Shares Eligible for Future Sale:

    Upon effectiveness of the registration statement and completion of the distribution to the Eligible Shareholders, there will be 1,155,609 shares of Intermountain common stock outstanding. The shares distributed to the Eligible Shareholders will not be "restricted securities" under Rule 144. They will be freely tradable in the public market without restriction or further registration under the Securities Act of 1933, except for any shares acquired by affiliates of the Company as that term is defined in Rule 144 under the Securities Act.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate of the Company, or who beneficially owns restricted shares acquired from the Company or an affiliate of the Company at least one year prior to the sale is entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

S1-23

  One percent of the then outstanding shares of common stock, or
  The average weekly reported trading volume of the common stock during the four calendar weeks immediately preceding the date on which notice of such sale is filed with the Securities and Exchange Commission, provided that manner of sale and notice requirements and requirements as to the availability of current public information concerning Intermountain are satisfied.
    Under Rule 144(k), a person who has not been an affiliate of the Company for a period of three months preceding a sale of securities by him, and who beneficially owns restricted securities acquired from the Company or an affiliate of the Company at least two years prior to the sale, would be entitled to sell the shares without regard to volume limitations, manner of sale provisions, notification requirements or requirements as to the availability of current public information concerning the Company.

    Shares held by persons who are deemed to be affiliates of the Company, including any shares acquired by affiliates in the distribution, are subject to volume limitations, manner of sale provisions, notification requirements and requirements as to the availability of current public information concerning the Company, regardless of how long the shares have been owned or how they were acquired. As defined in Rule 144, an affiliate of an issuer is a person that directly or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Mr. William N. Hagler, Mr. Rick L. Hurt and Mr. William Braddock & Mrs. Helen Braddock may be considered affiliates of the Company. The shares held by them may be regarded as unrestricted shares held by an affiliate, subject to the provisions of Rule 144, other than the holding period requirement of Rule 144(d). If any of these persons ceased to be considered an affiliate of the Company, their shares would be marketable under Rule 144(k), three months later. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

Dividends:

    The Company has never paid any dividends on its common stock and does not anticipate paying any dividends in the foreseeable future.

SELECTED FINANCIAL DATA

Financial Position:
As of February 28,
	1999	1998	1997	1996	1995
(in thousands)
Working capital	$ 923	$ 1,294	$ 863	$ 173	$ 470

Current ratio	4.00:1	14.37:1	4.09:1	1.31:1	1.73:1

Total assets	$ 2,596	$ 3,174	$ 3,178	$ 4,422	$ 3,838

Long term debt, including current portion	$ -	$ -	$ 197	$ 310	$ 396

Long term debt, excluding current portion	$ -	$ -	$ 9	$ 234	$ 122

Stockholders' equity	$ 2,288	$ 3,019	$ 2,803	$ 3,528	$ 2,986

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Results of Operations:
Year ended February
	1999	1998	1997	1996	1995
(in thousands except per share data)
Revenues
Natural gas production	$ 213	$ 216	$ 245	$ 141	$ 193
Processing and
terminalling agreements	30	-	-	60	17
Petroleum product sales	-	-	478	468	675
Commissions	-	-	-	116	126
Rent and other income	62	20	13	15	19
Total revenues	$ 305	$ 236	$ 736	$ 800	$ 1,030

Net income (loss) from continuing operations before income taxes	$ (841)	$ (278)	$ (327)	$ (420)	$ (412)

Net income (loss) from continuing operations	$ (751)	$ (185)	$ (214)	$ (274)	$ (266)

Net income (loss) from discontinued operations	$ 20	$ 210	$ (512)	$ 816	$ 972

Net income (loss)	$ (731)	$ 25	$ (726)	$ 542	$ 706

Net income (loss) from continuing operations per common share (1)	$ (15.01)	$ (3.70)	$ (4.27)	$ (5.48)	$ (5.32)

Net income (loss) from discontinued operations per common share (1)	$ .40	$ 4.21	$ (10.24)	$ 16.32	$ 19.44

Net income (loss) per common share (1)	$ (14.61)	$ (0.51)	$ (14.51)	$ 10.84	$ 14.12

Cash flow from operations	$ (171)	$ 546	$ 13	$ (44)	$ 228

Dividends declared per common share	$ N/A	$ N/A	$ N/A	$ N/A	$ N/A

(1) Per share calculations based on 50,000 shares issued and outstanding for each of the periods presented.

FINANCIAL STATEMENTS OF INTERMOUNTAIN

 The audited financial statements of the Company as of February 28, 1999 and 1998 and for the years ended February 28, 1999, 1998 and 1997 and the unaudited interim financial statements as of August 31, 1999 and for the three and six month periods ended August 31, 1999 and 1998 are included beginning on page 34 of this prospectus.

S1-25

 SUPPLEMENTAL FINANCIAL INFORMATION

 Supplemental financial information relative to Intermountain's natural gas reserves and activities is included in Notes L and M to Intermountain's audited financial statements as of February 28, 1999 beginning on page 67 of this prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Results of Operations:

Three months ended August 31, 1999 compared to August 31, 1998 - Revenues increased to $151,000 during the second quarter of fiscal 2000, up 49% from $101,000 during the same period last year. Income from continuing operations increased to $144,000, up 423% from a loss of $44,000 during the same period last year.

    The increase in revenues is attributed to a $22,000 increase in natural gas revenues and a $58,000 increase in other revenues offset by a $30,000 reduction in terminalling revenues. The increase in natural gas revenues is attributed to a 3% increase in production coupled with a 30% increase in the average price received as compared to the same period last year. The increase in sales price for natural gas included a price adjustment which was applied retroactively to January 1999 and is included in results of operations for the six months ended August 31, 1999. The increase in other revenues includes a $1,000 increase in building rental revenues and $57,000 from the one time receipt of common stock of Unico as part of the settlement for Unico's obligations under the Novation Agreement.

    Operating income (loss), by industry segment, before allocation of general corporate overhead for the three months ended August 31, 1999 compared to the same period last year was as follows:

			Increase
Segment	1999	1998	(Decrease)
	($/1000)	($/1000)	($/1000)

Refining	$ (17)	$ 14	$ (31)
Natural gas production	55	29	26
Corporate overhead and other	106	(89)	195
	$ 144	$ (46)	$ 190
	======	======	======

     The reduction in income associated with refining activities is due to a $30,000 decline in terminalling revenues and termination of a land lease. The improvement in natural gas income is attributed to the $22,000 increase in revenues previously discussed along with a $4,000 decrease in operating costs as compared to the same period last year. The increase in income associated with corporate administrative activities during the current year quarter compared to the same period last year is attributed to recognition of $182,000 associated with the settlement of Unico's obligations under the Novation Agreement including the $57,000 of revenues and $125,000 recovery of legal expenses, a $12,000 reduction of legal and accounting services costs, and reduction in other general administrative costs of $6,000 offset by an decrease in interest income of $5,000.

S1-26

Six Months Ended August 31, 1999 compared to August 31, 1998 - Revenues during the first six months of fiscal 2000 increased to $221,000, up 34% from $165,000 during the same period last year. Income from continuing operations increased to a loss of $37,000, up 72% from a loss of $129,000 during the first six months of fiscal 1999. Cash flow from operations decreased to a use of $156,000, down 55% from a use of $101,000 during the same period last year.

     The increase in revenues is attributed to a $17,000 increase in revenues from natural gas sales and a $69,000 increase in other revenues, offset by $30,000 decline in terminalling revenues.

    The increase in natural gas revenues is associated with a 3% increase in production coupled with a 10% increase in average sales price. The price of natural gas has improved from the prior year due to the current year renegotiation of the contract selling price which was applied retroactive to January 1999 but offset by a slight decrease in the general market price of natural gas delivered to pipelines as compared to the same period last year. Natural gas prices are expected to improve substantially over the next few months compared to a sharp decline experienced in the third quarter last year. Natural gas production is expected to remain fairly constant over the remainder of the current year with perhaps a slight increase from an additional well which is expected to be completed in the third quarter of the current fiscal year.

    The increase in other revenues is attributed to a $2,000 increase in rental income, $57,000 recognized from the receipt of Unico common stock as partial settlement of Unico's obligations under the Novation Agreement and $10,000 received from leasing deep drilling rights on several Kansas gas leases which are held by production.

    The decrease in processing and terminalling revenues is the result of the Company not providing terminalling services during the current year. During the spring and early summer months of the current year, the Company was in negotiations to provide expanded asphalt specialty products and terminalling services and did not actively pursue leasing of its asphalt storage and terminalling facilities during the current year to insure that the facilities would be available for the new venture. The Company has entered into an arrangement to expand its asphalt terminalling activities to include the manufacture of asphalt specialty products. Conversion and modification of our facilities is presently underway and the expanded operation is expected to be partially operational this fall and be fully operational for the summer of 2000. The Company does not expect to realize any significant revenues associated with this venture during the remainder of the current fiscal year.

    Operating income (loss), by industry segment, before allocation of general corporate overhead, for the six months ended August 31, 1999 compared to the six months ended August 31, 1998 was as follows:

			Increase
Segment	1999	1998	(Decrease)
	($/1000)	($/1000)	($/1000)

Refining	$ (33)	$ (2)	$ (31)
Natural gas production	90	34	56
Corporate overhead and other	(94)	(191)	97
	$ (37)	$ (46)	$ 122
	======	======	======

    The increase in operating loss associated with refining activities is the result of the decrease in terminalling revenue as previously discussed. The loss during the current year consists almost entirely of non-cash depreciation charges on the refinery facility.

S1-27

    The increase in natural gas earnings is associated with the increase in revenues previously discussed, the $10,000 received from the deep drilling rights lease and a $29,000 decrease in operating costs. The decline in operating costs consisted almost entirely of a decrease in repairs and workover expenses. The Company experienced several unexpected and costly down-hole equipment failures during the first six months of the prior year. The Company has not experienced any significant equipment failures during the current year.

    The decline in losses associated with general and administrative activities is attributed to the $182,000 operating improvement associated with the recognition of the settlement of Unico's obligations under the Novation Agreement offset by an increase in legal and accounting services of approximately $104,000. The increase in legal and accounting services is attributed almost entirely to professional services required in conjunction with the spin-off and enforcement of the provisions of the Novation Agreement. Overall general and administrative costs, exclusive of legal and accounting professional services declined by approximately $27,000 as compared to the first six months of the prior year. Interest income during the first six months of the current year declined by $10,000 from the same period last year. Corporate overhead is generally expected to remain unchanged for the remainder of the fiscal year with the exception of an expected increase in professional legal and accounting services required to complete the registration the Company's stock.

Fiscal 1999 compared to fiscal 1998 - Revenues increased to $305,000, up 29% from $236,000 realized in fiscal 1998.  Net income from continuing operations declined to a loss of $751,000, down 305% from a loss of $185,000 experienced in the prior year.  Cash flow from operations decreased to a use of $171,000, down 131% from positive cash flow of $546,000 experienced during fiscal 1988.

    The increase in revenues is attributed to $30,000 received for terminalling activities during fiscal 1999 coupled with $41,000 received for consulting and management services performed for others, and offset by a decline in natural gas sales of $3,000.  Intermountain provided certain asphalt terminalling services during the summer months of fiscal 1999. Consulting and management services consisted of $29,000 received from Saba Petroleum for transitional management services  provided on a onetime basis by William Hagler and $12,000 received from Red Hills as compensation for accounting and management services.  The decline in natural gas sales was the result of a 12% increase in production offset by a 12% decrease in selling prices.

    Operating income (loss), by industry segment, before allocation of general corporate overhead for 1999 compared to 1998 was as follows:

			Increase
Segment	1999	1998	(Decrease)
	($/1000)	($/1000)	($/1000)

Refining	$ (63)	$ (71)	$ 8
Natural gas production	45	76	(31)
Corporate overhead and other	(823)	(283)	(540)
	$ (841)	$ (278)	$ (563)
	======	======	======

    The decrease in refining loss is attributed to $30,000 received from terminalling services performed offset by the writedown of $21,000 of petroleum product inventories.  Inventories were written down in recognition of the uncertainty of the marketability of products that had been stored for a long period of time and costs associated with removing the products from the tanks.

    The reduction in gas production income is attributed to the slight reduction in revenues as previously discussed coupled with a $15,000 increase in well equipment repairs, and additional increases in utilities, saltwater disposal and depletion associated with increased production as compared to fiscal 1998.  Gas production improved due to repairs of downhole equipment performed during fiscal 1998 and 1997. Gas prices trended downward during the year.

S1-28

    The significant increase in losses associated with general and corporate overhead is attributed to the $300,000 valuation reserve established for the Chatfield Dean investment, and the $275,000 charge taken for settlement of the legal services claim related to services performed in conjunction with the failed merger between Unico and Chatfield Dean.  These one time charges were offset by $41,000 of revenue received for consulting and management services, a $19,000 reduction in interest expense, and an increase in interest income. All other costs associated with corporate overhead were relatively unchanged or declined during fiscal 1999 compared to 1998.

Fiscal 1998 compared to fiscal 1997 - Revenues decreased to $236,000, down 68% from $736,000 realized in fiscal 1997.  Net loss from continuing operations improved to a loss of $185,000, up 13% from a loss of $214,000 realized in 1997.  Cash flow from operations increased to $546,000, up 4,252% from $13,000 in 1997.  Net income from discontinued operations increased to $211,000, up 141% from a loss of $512,000 experienced in 1997.

    The reduction in revenues was attributed substantially to the termination of crude oil sales in February 1997. Intermountain previously maintained a contract to purchase a small amount of crude oil which had been processed at its refinery. However, as the quantity was insufficient to economically process at its refinery, Intermountain sold the crude to other refiners.  The contract expired in February 1997, and Intermountain was unsuccessful in bidding to renew the contract.

     Revenues associated with natural gas sales also declined by 12% during fiscal 1998 which was entirely related to a decline in natural gas prices as compared to those received during the prior year.

    Operating income (loss), from continuing operations by industry segment, before allocation of general corporate overhead for 1998 compared to 1997 was as follows:

			Increase
Segment	1998	1997	(Decrease)
	($/1000)	($/1000)	($/1000)

Refining	$ (71)	$ (169)	$ 98
Natural gas production	76	135	(59)
Corporate overhead and other	(283)	(293)	10
	$ (278)	$ (327)	$ 49
	======	======	======

     The reduction in losses associated with refining activities is attributed to the refinery facility being placed in a cold shutdown mode in January 1997 which significantly reduced ongoing maintenance costs.  Operating income associated with natural gas production declined by 44% during fiscal 1998 due to a 12% decline in revenues coupled with a 42% increase in operating costs.  Production quantities were relatively unchanged from the prior year, however, the Company incurred a substantial increase in well maintenance costs associated with down hole equipment failures. Corporate overhead remained relatively unchanged for the period.

Liquidity and Capital Resources:

Six months ended August 31, 1999 - The Company had cash and cash equivalents of $789,000 as of August 31, 1999 compared to $1,143,000 as of February 28, 1999. The decrease in cash is attributed to a $156,000 decrease from operations and a $198,000 use from financing activities. Significant uses of cash during the first six months of the year included $150,000 paid as partial settlement of the previously accrued legal services claim and approximately $169,000 paid in legal and professional fees associated with the Novation Agreement and registration of the Company's common stock, and the expenditure of approximately $61,000 for modifications and improvements to the asphalt terminalling facilities which are accrued as a receivable as of August 31, 1999 as such are reimbursable under the new asphalt terminalling and specialty product manufacturing arrangement. Significant sources of cash during the period consisted of the collection of $13,000 under certain note agreements with Unico.

S1-29

Year ended February 28, 1999 -  Intermountain had cash and cash equivalents of $1,143,000 at February 28, 1999 compared to $1,237,000 at February 28, 1998 representing a $94,000 decrease during the year.  The decrease is comprised of a $171,000 net use of cash for operations offset by $77,000 cash flow from investing activities.  Significant sources of cash during fiscal 1999 included $102,000 net collections of notes receivable.  Significant uses of cash included the establishment of a $20,000 certificate of deposit in lieu of a well plugging bond associated with Intermountain's new application for an oil and gas operators license in Kansas, and the payment of $25,000 in income taxes.

Cash requirements as of August 31, 1999 - Cash requirements for the remainder of the current fiscal year include an estimated $50,000 in legal and accounting fees associated with the registration of Company stock with the Securities and Exchange Commission, an estimated $70,000 for the October 1999 completion of a new gas well in Kansas and normal general and administrative costs of approximately $21,000 per month.

    Sources of cash during the coming six months consist of an expected income tax refund of $22,000, $61,000 from the reimbursement of costs incurred for modifications and improvements made to asphalt terminalling facilities, collections of installments on notes receivable from Unico of approximately $40,000, and cash flows from normal operating activities estimated at $15,000 per month from natural gas operations, $1,800 per month from rental activities, and $2,100 per month interest earned on cash balances. While it is expected that the refinery facility will be utilized for expanded asphalt terminalling activities during the latter part of the current year, monthly cash flows from such activities are not expected to be significant.

    Management believes that cash flow from ongoing operations will be adequate to meet cash demands for the remainder of the current year.  It is however recognized that it will be necessary to develop additional sources of cash flow to avoid depletion of cash and working capital in the longer term. The Company is actively exploring additional projects which would allow it to increase cash flows and investment returns, however, no specific plans are currently in place. Estimates of future sources and uses of cash presented herein are based on our assumptions and expectations that current operations will continue at current levels without material interruption and that collection of accounts will occur under agreed terms. Actual results may be materially different.

Inflation, Deflation and Changing Prices:

    The results of operations and capital expenditures will continue to be affected by inflation, deflation and changing prices.  Prices of natural gas could have a materially adverse effect on Intermountain's operations.  Management is unable to determine the full impact of inflation, deflation and changing prices on the results of operations or working capital.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

    Atkinson and Co. Ltd., Albuquerque New Mexico, ("Atkinson"), had performed the annual audits of Unico and its subsidiaries from 1992 until 1998. Subsequent to Unico's acquisition of Starlicon in June 1998, the new management of Unico replaced Atkinson with an independent accountant of its own choosing. However, the Company engaged Atkinson to continue to audit its financial statements for 1999. There have been no disagreements between the Company and its accountants regarding financial disclosure issues.

S1-30

 DIRECTORS AND EXECUTIVE OFFICERS

Name and Address	Age	Position	Held Since

William N. Hagler 603 Merino Kraal Farmington, New Mexico 87401	67	President and Director	1984

Rick L. Hurt 5701 Tee Dr. Farmington, New Mexico 87402	47	Controller, Secretary, Treasurer	1985

Background information concerning the Officers and Directors is as follows:

    William N. Hagler has been the president and a director of the Company since 1984. Mr. Hagler received a B.S. degree in Industrial Engineering from North Carolina State University in 1955.  From 1955 to 1968, he was employed by Esso Standard Oil, Cities Service Oil Co. and Riffe Petroleum Co. in various phases of the petroleum refining and marketing industry.  In July 1968, he became assistant to the president and later vice president of Plateau, Inc., Farmington, New Mexico, a regional refining and marketing firm.  His responsibilities have included refinery management, marketing, corporate development, economics and planning, crude oil supply, negotiation and administration of processing arrangements, labor relations, coordination of refinery acquisition and expansion programs, and relations with state and federal regulatory bodies.  In 1979, Mr. Hagler organized Unico and served as its president and as a director from its inception until June 1998 when he resigned both positions. Mr. Hagler continued to serve Unico as its executive vice president until he resigned in April 1999. In April 1993, Mr. Hagler accepted an appointment as a director of Saba Petroleum and from October 1998 until December 1998 also served as its management committee chairman. He resigned from all Saba Petroleum positions in March 1999. During 1999, Mr. Hagler accepted an appointment as chairman of the board of directors of Petrominerals Corporation. Mr. Hagler is also a member of the Farmington, New Mexico Public Utilities Commission.

    Rick L. Hurt has been the secretary, treasurer and a director of the Company since May, 1985. Mr. Hurt received a BBA degree in Accounting from the University of New Mexico in 1979.  From 1979 to 1982, he was employed as a staff accountant and later as a senior accountant by the accounting firm of Fox & Company in its Albuquerque, New Mexico, offices.  From 1982 until March 1985 he was employed as chief accountant for the law firm of Davis and Davis in Austin, Texas.  Mr. Hurt is certified as a public accountant in the states of New Mexico and Texas although he has not maintained his licenses to practice public accounting in those states.  Mr. Hurt joined Unico as assistant controller in March 1985, and became its controller, secretary, treasurer, and a director on May 20, 1985. Mr. Hurt resigned from these positions in June 1998. He continued to serve Unico as an assistant secretary until April 1999.

    Both Mr. Hagler and Mr. Hurt may be deemed a parent or promoter of the Company as those terms are defined in the rules and regulations promulgated under the Securities Act of 1933.

    No family relationship exists between any officer or director of the Company and no officer or director has been involved in any proceeding of the nature described in paragraph (d) of Item 401 of Regulation S-K.

    No officer or director of Intermountain has been subject, during the preceding 5 years, to any of the events set forth in paragraph (f) of Item 401 of Regulation S-K.

S1-31

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table will inform you about the compensation earned by the Company's executive officer for services rendered to Intermountain during the fiscal year ended February 28, 1999. No other executive officer's cash compensation exceeded $100,000 for the fiscal year ended February 28, 1999.

Name and Principal Position	Salary	Other Annual Compensation	Long-Term Compensation Awards - Restricted Stock Awards	All Other Compensation
	($)	($)	(#)	($)

William N. Hagler	$101,163	$0	0	$3,035 (1)
Chief Executive Officer and Director

    (1) Includes SIMPLE IRA employer contributions of $3,035.

    Intermountain's employees, including officers, may also receive such bonuses and salary increases as the Board of Directors, in its sole discretion, may award.

    Intermountain provides health insurance benefits to the officers and all other full time employees.

    Intermountain maintains a SIMPLE IRA plan for its officers and all of its full time employees. Participation in the plan is voluntary and employee contributions are limited by regulations established annually by the Internal Revenue Service. Intermountain is required to match employee contributions up to the lesser of 3% of salary or the amount of employee contributions.

    No director has been compensated for attending meetings of the Board of Directors. However, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular and special meeting of the Board of Directors.

    Intermountain does not maintain director and officer liability insurance.

    Intermountain has no employment contracts with any of its employees. All employees can terminate employment at will.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders:

    Unico owned 50,000 shares of Intermountain common stock representing 100% of the issued and outstanding common stock of Intermountain until August 1999 when the shares were transferred into a trust for the benefit of Eligible Shareholders. Upon the registration statement becoming effective, 1,155,609 shares of our common stock will be distributed to the Eligible Shareholders and the 50,000 shares held in trust will be canceled by the Company.

S1-32

Security Ownership of Certain Owners:

    The following table lists the only persons known to Intermountain who, after giving effect to the distribution of the dividend shares, will beneficially own five percent (5%) or more of the issued and outstanding Intermountain common stock, its only voting security:

Title of Class	Name and address of Beneficial owner	Amount and nature of Beneficial ownership	Percent of Class
Common stock,	William N. Hagler	560,408 shares of	48.50%
no par value	603 Merino Kraal	record and beneficially
	Farmington, NM 87401

Common stock,	William & Helen Braddock	149,400 shares of	12.93%
no par value	P.O. Box 403	record and beneficially
	Dorado, PR 00646

The forgoing table assumes that Intermountain will have 1,155,609 shares of common stock outstanding after the distribution.

 Security Ownership of Management:

    The following table lists the ownership of Intermountain common stock by the management of Intermountain, after giving effect to the distribution of the dividend shares:

Title of Class	Name and address of Beneficial owner	Amount and nature of Beneficial ownership	Percent of Class
Common stock,	William N. Hagler	560,408 shares of	48.50%
no par value	603 Merino Kraal	record and beneficially
	Farmington, NM 87401

Common stock,	Rick L. Hurt	6,904 shares of	0.60%
no par value	5701 Tee Dr.	record and beneficially
	Farmington, NM 87402

Common stock,	All officers and directors	567,312 shares of	49.10%
no par value	(2 people) as a group	record and beneficially

The forgoing table assumes that Intermountain will have 1,155,609 shares of common stock outstanding after the distribution.

S1-33

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    The Company was a wholly owned subsidiary of Unico from 1985 until August 1999. During that period of time, there have been numerous transactions between these companies in the ordinary course of their respective businesses. Mr. Hagler and Mr. Hurt have been officers and directors of the Company since 1985. They were, likewise, officers and directors of Unico. Mr. Hagler was the Chairman of the Board of Directors of Unico from 1979 until 1998 and an officer of Unico from 1979 to April 1999. Mr. Hurt was a director of Unico from 1985 to 1998, and an officer of Unico from 1985 to April 1999. Additionally, as of August 4, 1999, Mr. Hagler owned 8.5% of Unico's outstanding common stock and will, upon completion of the distribution, own 48.50% of Intermountain's outstanding common stock.

Red Hills - On November 1, 1996, the Company issued an 8%, $325,000 revolving line of credit to Red Hills Manufacturing Inc., a New Mexico corporation collectively controlled by the officers and directors and certain former employees of the Company.  Red Hills manufacturers custom molded wood products. Mr. Hagler is the president and Mr. Hurt is the Secretary and Treasurer of Red Hills. The revolving line of credit was established to facilitate the purchase of certain equipment and to fund start-up working capital requirements of Red Hills.  The revolving credit line initially was scheduled to terminate on December 31, 1997 but was extended until December 31, 1998. The credit line is secured by cash, accounts receivable, inventories and equipment owned by Red Hills.  The balance outstanding on the revolving credit line was $0 as of August 31, 1999 and February 28, 1999, and $102,026 as of February 28, 1998.  No advances on the line of credit were made to Red Hills after August 1998.  Red Hills is currently occupying unutilized building space owned by Intermountain at its refinery facility in Fredonia, Arizona and reimburses the Company for a share of the utility costs associated with the building. During fiscal 1999, Red Hills paid Intermountain $12,000 as compensation for certain accounting services performed by Intermountain employees.

Unico/Starlicon - On February 21, 1998, Unico entered into a Stock Purchase Agreement with Starlicon Group and Starlicon, to acquire 100% of the outstanding stock of privately held Starlicon. Based in Fremont, California, Starlicon marketed computer peripherals under the "Paradise" brand name as well as certain generic computer components and communications equipment. The effective date of the transaction was to have been November 30, 1997.

    However, a preliminary audit of Starlicon's books as of November 30, 1997, revealed that it failed to meet certain financial criteria sufficient to enable Unico to maintain its Nasdaq Stock Market's) listing. As a result, Unico notified Starlicon Group and Starlicon on May 20, 1998, of its unilateral rescission of the transaction. Additionally, on May 21, 1998, Unico filed a complaint in the United States District Court for the Central District of California entitled Unico, Inc. v. Starlicon Group, Inc., Starlicon International Corporation, et al., USDC Case No. CV 98-3990 DT (SHX), seeking the Court's confirmation of Unico's unilateral rescission.

    Pursuant to subsequent negotiations which led to the Novation Agreement, as later modified by Amendment No. 1, Starlicon Group agreed to certain modifications to the terms of the original transaction and Unico withdrew its complaint, which it agreed could not be refiled. As part of the conditions precedent to execution of the  Novation Agreement, Unico transferred substantially all of its assets and operating properties to Intermountain in exchange for additional paid-in capital of $1,043,197 and reduction in debt owed by Unico to Intermountain.  Assets transferred in exchange for additional paid in capital included the Kansas Gas Properties, the Farmington New Mexico office building, and the Chatfield Dean investment.  All assets were transferred at book value and no gain or loss was recognized by Unico on the transaction.  Assets transferred as payment of debt included cash, accounts and notes receivable, cash value of life insurance policies, and income tax refunds receivable, less certain accounts payable associated with operating activities. For purposes of completing the asset transfers and concluding the affairs of Unico related to pre-Starlicon acquisition matters,  Mr. Hagler was appointed executive vice president of Unico and Mr. Hurt was appointed assistant secretary of Unico.

S1-34

    In order to provide orderly implementation of the transaction, Mr. Hagler and Mr. Hurt also agreed to consult for Unico, as requested by its management, up to 10 hours per month, each, at the hourly rate of $60.00 and $40.00, respectively, including travel time and reasonable expenses, for a period of six months. No consulting fees have been charged by them. However, as additional consideration for providing consulting services, Unico granted to Mr. Hagler and Mr. Hurt, warrants to purchase 100,000 shares and 40,000 shares, respectively, of Unico common stock at an exercise price of $1.40 per share. The warrants also provide for "piggy back" registration rights and expire on December 1, 2006. None of the warrants so issued have been exercised.

    At the times the Stock Purchase Agreement and Novation Agreement were entered into, Mr. Hagler and Mr. Hurt were officers and directors of both Unico and Intermountain. Additionally, at both times, Mr. Hagler owned in excess of five percent (5%) of Unico's outstanding shares.

    In essence, the Novation Agreement contained a mechanism for unwinding the Starlicon acquisition by providing for a subsequent distribution of Unico's holdings of Intermountain stock to those Unico shareholders holding Unico stock that was issued and outstanding prior to the Starlicon acquisition. Unico shareholders who received Unico shares as a result of the Novation Agreement and Unico shareholders who received newly issued Unico shares after June 30, 1998 were excluded from participation in the subsequent distribution since the issuance of such shares would dilute the interests of the Eligible Shareholders. The number of Unico shares issued and outstanding on June 30, 1998 prior to the issuance of the Starlicon acquisition shares was 1,129,609.

    Nevertheless, Unico subsequently issued 130,000 new Unico shares to Mr. Leo Murphy in consideration for contractual services rendered to Unico. However, the stock certificates representing the new Unico shares did not contain a restrictive transfer legend as required by the Novation Agreement. Mr. Murphy subsequently sold 30,000 of those shares to good faith purchasers prior to Intermountain becoming aware that the shares had been improperly issued. As the current holders of the 30,000 Murphy shares are presumed to have had no knowledge of the restrictions imposed by the Novation Agreement at the time of purchase, they will be treated as Eligible Shareholders for purposes of the distribution. Partial compensation for the dilutive effect of these improperly issued shares has been provided for in the settlement payments to be made to Intermountain by Unico.

    In connection with the Novation Agreement, a number of irrevocable proxies affecting both Unico and Intermountain were granted. They are the following: (i) an irrevocable proxy from Unico, signed by William N. Hagler, then president of Unico, appointing Michael McClain to vote all of Unico's Intermountain stock until all actions contemplated by the Novation Agreement were accomplished. The proxy provides for Mr. McClain to vote the Intermountain stock at the direction of the management of Intermountain; (ii) irrevocable proxies were granted to Ms. Kristin Cano by the Starlicon Group shareholders who received Unico shares as a result of the Novation Agreement. By their terms, these proxies provided for a favorable vote to approve the distribution of Intermountain stock to the Eligible Shareholders, if such approval was required. The proxies were revocable upon accomplishing the distribution or April 1, 1999, whichever first occurred. In March 1999, the Company filed a suit in United States District Court for the Central District of California entitled Intermountain Refining Co., Inc. v. Starlicon, etc., etal. USDC Case No. CV99-3405 DT (SHX)  seeking an injunction against certain shareholders of Unico from revoking the proxies and to order the new management of Unico to perform its duties and obligations under the Novation Agreement. The suit was subsequently withdrawn with an understanding between the parties that the proxies would not be revoked after April 1, 1999 unless Intermountain was given a 30 notice of revocation.  These proxies had not been revoked as of the August 4, 1999 special meeting of Unico shareholders, were voted in favor of the distribution of Intermountain stock and represented approximately 74.8% of the issued and outstanding common stock of Unico at the time of the meeting. Accordingly, the special purpose for which the proxies were granted was accomplished and the proxies have now expired; and (iii) an irrevocable proxy was granted by Mr. Hagler to Ms. Cano to vote his Unico shares in favor of the Stock Purchase Agreement and Novation Agreement, if such approval was required to obtain a new Nasdaq Stock Market's) listing. This proxy has now expired.

S1-35

    Under the terms of the Novation Agreement, Unico agreed to pay to Intermountain; (i) up to $200,000 of tax liability associated with the distribution, (ii) Intermountain's expenses, estimated to be $125,000, in connection with federal registration and state qualification of the Intermountain shares to be distributed, and (iii) reimbursement of approximately $31,300 in legal fees incurred by Intermountain in connection with the Novation Agreement. Payment of the $125,000 was additionally personally guaranteed by Carol Maurer, Ike Suri, and John Hwang, each of whom owns in excess of 5% of Unico. Mr. Suri and Mr. Hwang are also officers and directors of Unico. Starlicon paid $5,000 of the $31,300 to Intermountain during fiscal 1999. As settlement of the remainder of the above obligations, including compensation for the 30,000 Unico shares originally issued to Mr. Murphy and sold into the market, on July 31, 1999 Unico agreed to pay Intermountain $125,000 evidenced by two promissory notes in the amount of $50,000 and $75,000, respectively, plus the issuance of 1,137,700 shares of Unico common stock. The $50,000 note is payable in monthly installments of $12,500 plus accrued interest at 9% per annum beginning on August 1, 1999, and is collateralized by 190,500 shares of Unico common stock. The $75,000 note is payable in annual installments of $18,750 plus accrued interest at the rate of 10% per annum beginning on August 1, 2000, and is collateralized by 357,100 shares of Unico common stock. The $50,000 note and the first installment of the $75,000 note is personally guaranteed by Mr. Suri, Ms. Maurer, and Mr. Hwang individually. The 1,137,700 shares of Unico common stock issued to Intermountain represented approximately 14.75% of the issued and outstanding common stock of Unico as of the time of its issuance. The shares of stock were not entitled to vote at the special meeting of shareholders held on August 4, 1999.

S1-36

 FINANCIAL STATEMENTS
 OF
 INTERMOUNTAIN REFINING CO., INC.

S1-37

 INDEX TO FINANCIAL STATEMENTS
Page
INTERIM FINANCIAL STATEMENTS AS OF AUGUST 31, 1999 (UNAUDITED)
Balance Sheets as of August 31, 1999 and February 28, 1998	37

Statements of Operations for the three and six month periods ended
August 31, 1999 and 1998	39

Statements of Cash Flows for the six month periods
ended August 31, 1999 and 1998	40

Notes to financial statements	41

ANNUAL FINANCIAL STATEMENTS AS OF FEBRUARY 28, 1999
Report of Independent Auditors	51

Balance Sheets as of February 28, 1999 and 1998	52

Statements of Operations for the years ended
February 28, 1999, 1998 and 1997	54

Statements of Cash Flows for the years ended
February 28, 1999, 1998 and 1997	55

Statements of Changes in Stockholders' Equity
for the years ended February 28, 1999, 1998 and 1997	56

Notes to financial statements	57

S1-38

 INTERMOUNTAIN REFINING CO., INC.
 INTERIM FINANCIAL STATEMENTS
 AUGUST 31, 1999
 (UNAUDITED)

S1-39

INTERMOUNTAIN REFINING CO., INC.
Balance Sheets
	August 31,	February 28,
	1999	1999
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 789,214	$ 1,142,794
Accounts receivable	105,966	38,740
Accounts and accrued interest receivable from related parties - Note D	1,665	27,171
Current portion of notes receivable from related parties - Notes D and G	56,250	-
Income tax refund receivable - Note D	22,018	22,018
Prepaid expenses	9,294	-
TOTAL CURRENT ASSETS	984,407	1,230,723
PROPERTY, PLANT AND EQUIPMENT, at cost
Land, buildings and improvements	463,654	463,654
Equipment	164,930	164,930
Crude oil refining equipment	1,212,333	1,212,333
Oil and gas properties, (successful efforts method)	894,400	894,400
	2,735,317	2,735,317
Less accumulated depletion and depreciation	(2,002,920)	(1,939,203)
	732,397	796,114

OTHER ASSETS
Investment in Chatfield Dean, (net) - Notes C and F	175,250	300,250
Investment in Unico - Notes D and G	85,328	-
Available-for-sale investments	131,820	131,820
Notes receivable from related parties, (net of current portion) Notes D and G	56,250	-
Co-generation facilities available for sale - Note B	76,130	76,130
Certificate of deposit - Note E	20,000	20,000
Other assets	41,042	41,042
	585,820	569,242
	$ 2,302,624 =========	$ 2,596,079 =========

S1-40

INTERMOUNTAIN REFINING CO., INC.
Balance Sheets, Continued
	August 31,	February 28,
	1999	1999
	(Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$ 51,095	$ 29,311
Legal service claim payable - Note F	-	275,000
Taxes other than income taxes	3,316	3,201
Income taxes payable	250	250
TOTAL CURRENT LIABILITIES	54,661	307,762
DEFERRED TAXES - Note C	-	-
COMMITMENTS AND CONTINGENCIES - Note E	-	-
STOCKHOLDERS' EQUITY - Notes A and E
Common stock, no par value, authorized 100,000 shares, issued and outstanding 50,000 shares	1,455,314	1,455,314
Retained earnings	792,649	833,003
	2,247,963	2,288,317

	$ 2,302,624 ========	$ 2,596,079 ========

The accompanying notes are an integral part of these financial statements.

S1-41

INTERMOUNTAIN REFINING CO., INC.
Statements of Operations
	For the three months ended		For the six months ended
	August 31,	August 31,	August 31,	August 31,
	1999	1998	1999	1998
REVENUES
Natural gas sales	$ 87,743	$ 65,408	$ 142,104	$ 125,116
Processing and terminalling agreements	-	30,000	-	30,000
Petroleum product sales	-	584	-	584
Rent and other income	62,978	5,157	78,583	9,484
	150,721	101,149	220,687	165,184

COSTS AND EXPENSES
Cost of sales	22,648	26,921	43,042	73,430
General and administrative	(38,887)	104,045	169,964	217,899
Depletion, depreciation and amortization	33,220	31,942	63,717	62,186
Interest, net	(10,183)	(15,634)	(19,502)	(29,740)
	6,798	147,274	257,221	323,775

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	143,923	(46,125)	(36,534)	(158,591)

Provision (benefit) for income taxes
Current	-	901	-	(20,747)
Deferred	-	(4,285)	-	(8,535)
	-	(3,384)	-	(29,282)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	143,923	(42,741)	(36,534)	(129,309)

DISCONTINUED OPERATIONS

Loss from Co-generation operations (Less applicable income tax credits of $0, $951, $0, and $1,903 for the three and six month periods ended August 31, 1999 and 1998 respectively)	-	(1,767)	(3,820)	(3,534)

NET INCOME (LOSS)	$ 143,923	$ (44,508)	$ (40,354)	$ (132,843)
	=========	=========	=========	=========

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	50,000	50,000	50,000	50,000

BASIC AND FULLY DILUTED EARNINGS PER SHARE
Net income (loss) from continuing operations	$ 2.88	$ (0.86)	$ (0.73)	$ (2.59)
Net loss from discontinued operations	-	(0.03)	(0.08)	(0.07)
Net income (loss) per share	$ 2.88	$ (0.89)	$ (0.81)	$ (2.66)
	========	========	=======	========

The accompanying notes are an integral part of these financial statements.

S1-42

INTERMOUNTAIN REFINING CO., INC.
Statements of Cash Flows
	For the six months ended
	August 31,	August 31,
	1999	1998
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$ (40,354)	$ (132,843)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	63,717	67,623
Deferred income taxes	-	(8,535)
Payment of legal services claim - Note F	(150,000)	-
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable and accrued interest receivable	(41,720)	1,440
Increase in prepaid expenses	(9,294)	-
Increase in accounts payable and accrued expenses	21,899	12,660
Decrease in income taxes accrued/receivable	-	(40,857)
NET CASH FLOW USED BY OPERATING ACTIVITIES	(155,752)	(100,512)

CASH FLOWS FROM INVESTING ACTIVITIES

Increase in certificates of deposit	-	(20,000)
Investment in Unico	(85,328)	-
Issuance of notes receivable	(125,000)	-
Collections of notes receivable	12,500	103,757
NET CASH FLOW PROVIDED (USED) BY INVESTING ACTIVITIES	(197,828)	83,757

DECREASE IN CASH AND CASH EQUIVALENTS	(353,580)	(16,755)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,142,794	1,236,506

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 789,214 =========	$ 1,219,751 ========

The Company paid income taxes of $24,774 and received a refund of $6,567 during the six months ended August 31, 1998.

Non-cash transactions during the period ended August 31, 1999 included the transfer of ownership of 25,000 shares of Chatfield Dean debentures with a face value of $250,000 and a book value of $125,000 as part of the settlement of a legal services claim. See Note F.

The accompanying notes are an integral part of these financial statements.

S1-43

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements
August 31, 1999 (Unaudited)

NOTE A - BASIS OF PRESENTATION

     The balance sheet as of August 31, 1999 and the statements of operations for the three and six month periods ended August 31, 1999 and 1998, and the statements of cash flows for the six month periods ended August 31, 1999 and 1998, have been prepared by the Company, without audit. In the opinion of management, all adjustments, (which include only normal recurring adjustments), necessary to present fairly the financial position, results of operations and changes in cash at August 31, 1999, and for all periods presented have been made.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principals have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the Company's audited financial statements for the year ended February 28, 1999. The results of operations for the period ended August 31, 1999, are not necessarily indicative of the operating results for the full year.

     The accompanying financial statements include the operations of Intermountain Refining Co., Inc. (the "Company"), as well as the operations of Unico, Inc. ("Unico"), from March 1998 through June 30, 1998. In May 1998, Unico transferred substantially all of its assets to the Company.  Unico's employees were transferred to the Company at the end of June 1998 in conjunction with Unico's acquisition of Starlicon International Corporation, ("Starlicon"), (subsequently renamed Paradise Innovations, Inc.), which resulted in a change in control of Unico.  In accordance with the acquisition agreements, the management of the Company retained full control over the voting stock, assets and operations of the Company. As the assets and operations of the Company consist almost entirely of the consolidated assets and operations of Unico prior to the Starlicon acquisition, the accompanying financial statements are presented as if the transfer of assets occurred on March 1, 1998. On July 31, 1999, Unico transferred all of its holdings of Company stock into a trust for the benefit of certain Unico shareholders. See Note G.

     The Company, in the past, has provided electrical capacity and energy through a 3,000 kilowatt co-generation facility located in Fredonia, Arizona. In June 1999, the Company entered into an Equipment Sale Agreement which provides for the Co-generation equipment to be placed on the market for sale. The equipment to be disposed of is presented as co-generation facilities available for sale and the related electrical capacity and energy operations are presented as discontinued operations in the accompanying financial statements. See Note B.

Business Activity:  The Company owns; (i) an interest in certain natural gas producing properties located in southwestern Kansas and is the operator of the properties, (ii) a petroleum products refinery and asphalt terminal in Fredonia, Arizona, and (iii) an office building in Farmington, New Mexico which it uses for its corporate offices and leases unused space to others.

S1-44

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements
August 31, 1999 (Unaudited)

     The Company's financial statements for the six months ended August 31, 1999 have been prepared on a going concern basis which contemplates the realization  of assets  and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $40,354 for the six months ended August 31, 1999, a net loss of $730,467 for the year ended February 28, 1999, a loss from continuing operations of $185,235 for the year ended February 28, 1998 and several of the Company's revenue sources have substantially declined  over the past three years.  Management recognizes that the Company must generate additional resources to replace its existing depleting revenue base. The Company has positive working capital and positive stockholders' equity at August 31, 1999. The Company also has no debt service requirements at August 31, 1999. The Company's current declining revenue stream would allow the Company to sustain its operations on an ongoing basis for at least the next fiscal year. Management's plans to enhance its revenue base include expanding its asphalt terminalling services, and exploring potential opportunities to better utilize its refinery equipment investment. Additional opportunities may include contributing the refinery equipment to a new venture at a different location in exchange for equity participation in such a venture, engaging in petroleum processing projects unrelated to its refinery, and seeking an industry related merger and/or acquisition.  However, there can be no assurance that management will be successful in implementing these plans.

NOTE B - DISCONTINUED OPERATIONS CO-GENERATION  FACILITIES

      The Company installed electrical co-generation facilities at its refinery and commenced operations of the co-generation equipment in February 1986. The co-generation facilities and certain ancillary equipment had been acquired under an operating lease with the manufacturer of the equipment.  In January 1993, the original lease of the co-generation facilities expired and a new operating lease was negotiated.  The new lease had a term of three years with fixed monthly lease payments of $7,300.  As of February 29, 1996, the lease had expired and continued on a month to month basis pending re-negotiation of the lease. In April 1996, the Company acquired the generators from the lessor for $26,950.

      In conjunction with the operation of the co-generation facilities, the Company had entered into an agreement with a local utility company for the sale of electrical capacity and energy. The agreement was terminated in 1997.

      In June of 1999, the management of the Company determined that the probability of developing a local market for the sale of electrical energy was low and therefore decided to enter into an Equipment Sale Agreement which provides for the co-generation equipment to be placed on the market for sale. The net book value of the equipment of $76,130, ($231,971 cost less $155,841 accumulated depreciation), has been presented as co-generation facilities available for sale as of August 31, 1999 and February 28, 1999. The management of the Company believes that the amount projected to be realized from the sale of the equipment will exceed the carrying costs. Accordingly, no impairment allowance is considered necessary. The Company is retaining certain equipment and improvements which were directly related to the co-generation facility that will be used in the Company's refining and terminalling activities. Such equipment costs have been reclassified to their respective property, plant and equipment categories as of August 31, 1999 and February 28, 1999.

S1-45

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements
August 31, 1999 (Unaudited)

      Results of operations for the discontinued co-generation activities for the three and six month periods ended August 31, 1999 and 1998 are as follows:

	For the three months ended		For the six months ended
	August 31,	August 31,	August 31,	August 31,
	1999	1998	1999	1998
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Electrical capacity and energy revenues	$	$ -	$ -	$ -

Operating costs	-	-	3,820	-
Depreciation	-	2,718	-	5,437
	-	2,718	3,820	5,437
Net loss before income taxes	-	(2,718)	(3,820)	(5,437)

Provision for income tax credits
Current	-	(951)	-	(1,903)
Deferred	-	-	-	-
	-	(951)	-	(1,903)
Net loss	$ -	$ (1,767)	$ (3,820)	$ (3,534)
	========	========	========	========

NOTE C - INCOME TAXES

      As of August 31, 1999, the Company had net operating loss carryforwards for Federal and State income tax purposes of approximately $358,000.  The net operating loss can be carried forward for 20 years for Federal tax purposes and from 5 to 10 years for state tax purposes.   A valuation allowance has been provided on substantially all of the net operating loss carryforward as realization of the tax benefit is uncertain.

S1-46

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements
August 31, 1999 (Unaudited)

     During the six month period ended August 31, 1999, the Company realized a capital loss of $125,000 as the result of the transfer of ownership of 25,000 shares of the Chatfield Dean investment as partial settlement of a legal services claim previously accrued. Under current income tax regulations, a capital loss is deductible only to the extent of capital gains realized. Unused capital losses can be carried forward to subsequent tax years. Although $125,000 of the capital loss was realized during the current year, it is not anticipated that it will result in any significant tax benefit as the Company does not expect to realize any capital gains during the current year.  A valuation allowance has been provided on the entire unused capital loss carryforward as realization of the tax benefit in the future is uncertain.

 Deferred taxes as of August 31, 1999 and February 28, 1999 consists of the following:

	August 31,	February 28,
	1999	1999
	(Unaudited)
Deferred tax liability arising from using accelerated depreciation for income tax purposes	$ (32,216)	$ (41,173)

Deferred tax asset arising from net operating loss carryforward	125,300	121,275

Deferred tax asset arising from capital loss carryforward	43,750	-

Valuation allowance provided for deferred tax assets	(136,834)	(80,102)

Deferred taxes payable	$ -	$ -
	========	========
NOTE D - RELATED PARTY TRANSACTIONS

Red Hills Manufacturing:  On November 1, 1996, the Company issued an 8%, $325,000 revolving line of credit to Red Hills Manufacturing, Inc. ("RHMCO)" a New Mexico Corporation controlled by the current officers and certain former employees of the Company.  The revolving line of credit was established to facilitate the purchase of certain woodworking equipment and to fund start-up working capital requirements of RHMCO.  The revolving credit line was scheduled to terminate on December 31, 1997 but was extended until December 31, 1998.  The credit line was secured by cash, accounts receivable, inventories and equipment owned by RHMCO.  The revolving credit line was fully repaid prior to December 31, 1998. In addition, RHMCO was indebted to the Company in the amount of $711 as of August 31, 1999 and $888 as of February 28, 1999 for accrued expenses paid by the Company on behalf of RHMCO.  During fiscal 1999, RHMCO paid the Company $12,000 as compensation for certain accounting services performed by Company employees.

S1-47

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements
August 31, 1999 (Unaudited)

Starlicon: Effective as of June 30, 1998, in accordance with the Stock Purchase Agreement and the Novation Agreement, Unico acquired all of the outstanding stock of Starlicon in exchange for common and preferred stock of Unico which resulted in a change in control of Unico.  In accordance with the terms of the Novation Agreement, Unico agreed to reimburse the Company for certain legal fees that it had incurred in connection with the Novation Agreement. During fiscal 1999, the Company invoiced Starlicon approximately $31,300 for such costs of which approximately $26,300 remained unpaid as of February 28, 1999. In July 1999, the Company accepted Unico common stock in satisfaction of this receivable and other accrued costs associated with the terms of the Novation Agreement. See Note G.

Unico:  In May 1998, in contemplation of the execution of the Novation Agreement between Unico and Starlicon Group, Inc. ("SGI"), Unico transferred substantially all of its assets and operating properties to the Company in exchange for additional paid in capital of $1,043,197 and reduction in debt owed by Unico to the Company.  Assets transferred in exchange for additional paid in capital included the Kansas Gas Properties, the Farmington New Mexico office building, and the Chatfield Dean investment.  All assets were transferred at book value and no gain or loss was recognized by Unico on the transaction.  Assets transferred as payment of debt included cash, accounts and notes receivable, cash value of life insurance policies, and income tax refunds receivable, less certain accounts payable associated with operating activities. As of August 31, 1999 and February 28, 1999, Unico is indebted to the Company for an estimated income tax refund of $22,018 from the carryback of a net operating loss to fiscal 1998 from the final consolidated tax returns to be filed by Unico for the four months ended June 30, 1998. The Company is currently in the process of preparing the June 30, 1998 income tax returns.

     On July 31, 1999, as settlement with the Company for certain costs and obligations owed to the Company under the terms of the Novation Agreement, Unico issued, to the Company, 1,137,700 shares of Unico $.20 par value common stock valued at $85,328, and two notes totaling $125,000. On August 1, 1999, Unico paid $12,500 to the Company under the terms of the note agreements. See Note G.

     On August 4, 1999, the shareholders of Unico voted to approve the spin-off of its holdings of Company stock to certain Unico shareholders as provided under the terms of the Novation Agreement. Unico then transferred 50,000 shares of Company common stock, representing all of the issued and outstanding shares of the Company, into a trust for the benefit of certain Unico shareholders.

NOTE E - COMMITMENTS AND CONTINGENCIES

Guarantee  of  Debt  of  Others: In January 1994, the Company agreed to provide credit support to Consolidated Oil and Transportation, Inc. ("COTI") in the form of guarantees of commercial credit and stand by letters of credit. In exchange for credit support provided to COTI, the Company received a commission of 8.75% of the gross profits of COTI. The agreement expired on December 31, 1995, however the Company continued to be the guarantor of one account until July 1, 1999 when the holder of the guarantee released the obligation.

S1-48

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements
August 31, 1999 (Unaudited)

Environmental Matters:  The Company has been involved in the production, manufacture, storage, and sale of hydrocarbon products since 1984, which could expose the Company to potential claims for environmental remediation costs at its refinery and gas production sites. The Company is not aware of any claims pending for such sites.

Plugging and Abandonment Liabilities:  The Company has not established specific reserves for the plugging and abandonment of its Kansas Gas Properties. However, management believes that future costs of such liabilities will not be material after taking into account the value of equipment salvage. During fiscal 1999, as a condition of the Company's oil and gas operators license in Kansas, the Company established a $20,000 certificate of deposit account in lieu of a plugging bond for the benefit of the Kansas Corporation Commission, ("KCC"). The certificate of deposit can be drawn upon by the KCC to cover well plugging expenses incurred by the KCC in the event that the Company fails to plug a well after being ordered to do so by the KCC.

Natural Gas Well Completion Costs: During fiscal 1999, the Company leased certain deep drilling rights on several of its Kansas gas leases to an unrelated exploration company. In accordance with the terms of the lease, in the event the exploration company drilled a dry exploratory well on any of the leased properties, the Company, at its sole option, could take over the well and attempt to complete a well in the gas producing formation from which the Company currently produces. On September 6, 1999, the Company was notified that a dry hole had been drilled and it exercised its option to take over and complete the well. The well is expected to be completed during October 1999 at an estimated cost of approximately $70,000.

Spin Off: On December 3, 1998, the Company advised Unico that it intended to distribute Unico's holdings of Company stock to certain Unico shareholders as provided by the Novation Agreement. The distribution was approved by  Unico shareholders on August 4, 1999 and Unico then transferred it holdings of Company stock into a trust for the benefit of the eligible recipients. Management is currently preparing a registration statement to register the shares to be distributed with the Securities and Exchange Commission.  It is estimated that there will be 1,155,609 shares of the Company's common stock outstanding after the distribution.  The Company intends to file an amendment to its Articles of Incorporation to increase the authorized capital of the Company to provide for the additional shares to be issued. - See Note G.

NOTE F - INVESTMENT IN CHATFIELD DEAN

Investment in Chatfield Dean: On January 13, 1996, Unico acquired 50,000 shares of Chatfield Dean & Co., Inc., Series B 7% cumulative preferred stock directly from Chatfield for $500,000.  The shares have not been registered with the SEC and are therefore restricted.  The shares are redeemable by Chatfield upon the occurrence of certain events for an amount equal to $10 per share, plus unpaid accumulated dividends plus a premium ranging from $1 to $5 per share depending upon the length of time the shares are outstanding.  In addition to the shares acquired, Unico received 50,000 warrants to purchase 50,000 shares of Chatfield common stock with an exercise price of $0.01 per share.  On September 12, 1997 Unico exercised all of the warrants and received 50,000 shares of Chatfield common stock for $500.  Ownership of the 50,000 Series B preferred stock and the 50,000 shares common stock were transferred to the Company by Unico in May 1998.

S1-49

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements
August 31, 1999 (Unaudited)

     On March 8, 1996, Unico purchased 10,000 shares of Chatfield Dean & Co., Inc. Series A 7% cumulative, convertible preferred stock directly from Chatfield for $100,000.  The shares have not been registered with the SEC and are therefore restricted.  The shares are convertible into Chatfield common stock at any time at the option of the shareholder at the ratio of 1 share for 3.33 shares of common stock subject to certain events.  The shares may be redeemed by Chatfield for the original issue price of $10 per share plus $1 per share for each year after issuance up to a maximum of $15 per share. Ownership of the 10,000 Series A preferred shares was transferred to the Company in May 1998.

     In July 1996 Chatfield and Unico executed a merger agreement which was later terminated in May of 1997. Both the 50,000 shares of Series B and the 10,000 shares of Series A preferred stock were, under the now terminated merger agreement, to be sold to a third party prior to closing of the merger. In the absence of the merger, the Company has sought Chatfield's assistance in locating a buyer for or other disposition of the shares. However, as the shares are not publicly traded and there is currently no apparent market for the shares, the liquidity of this investment is questionable and there is no assurance that a buyer will be found. Based on an evaluation of the present financial condition of Chatfield, during fiscal 1999, the Company established a valuation allowance in the amount of $300,250 representing a write down of 50% of the original cost of the investments in Chatfield.  The Company transferred 25,000 Series B preferred shares, valued at $125,000, as part of the consideration in settlement of a claim for legal services performed in conjunction with the failed merger.

Settlement of Legal Services Claim:  In December 1998 the Company was contacted by a representative of Watson, Farley & Williams ("WFW") regarding an unpaid balance of approximately $425,000 for legal and consulting services performed in connection with the 1997 failed merger between Unico and Chatfield.  While it was originally understood that Chatfield had agreed to participate in settling the account directly with WFW, Chatfield has failed to perform and WFW sought to collect the account from Unico who had originally engaged WFW and had paid a retainer of $25,000.  On April 6, 1999, the Company executed a settlement with WFW wherein the Company paid $150,000 in cash and transferred ownership of 25,000 shares of Chatfield Series B 7% cumulative preferred stock to WFW in return for a full release of liability of Unico and the Company.  The Company retained the right to recover costs, if any, from Chatfield and to repurchase the 25,000 shares of Chatfield stock for $125,000 in the future. The total settlement amount of $275,000 was recorded as a current liability and charged to results of operations for the year ended February 28, 1999.

S1-50

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements
August 31, 1999 (Unaudited)

NOTE G - STARLICON MERGER

     On February 21, 1998 Unico entered into the Stock Purchase Agreement with Starlicon Group Inc. ("SGI") to acquire 100% of the outstanding stock of privately held Starlicon.  Based in Fremont, California, Starlicon markets computer peripherals under the Paradise brand name as well as certain generic computer components.  The effective date of the transaction was to have been November 30, 1997.

     A preliminary audit of Starlicon's financial statements as of November 30, 1997 revealed that Starlicon failed to meet certain financial criteria.  As a result, Unico notified SGI and Starlicon on May 20, 1998 of its unilateral rescission of the transaction.  In addition, on May 21, 1998, Unico filed a complaint in the United States District Court for the Central District of California entitled Unico, Inc. v. Starlicon Group, Inc., Starlicon International Corporation, et al, Case No. CV 98-3990 DT (SHX), seeking the Court's confirmation of Unico's unilateral rescission.

     Effective as of June 30, 1998, Unico and SGI entered into a Novation Agreement which amended certain terms of the Stock Purchase Agreement and provided that all of the assets and operations previously carried out by Unico and the Company would fall under the sole control of the management of the Company.  Unico issued irrevocable proxy's for all of its shares of the Company to legal counsel for the Company with direction to vote such shares at the direction of the Board of Directors of the Company.  The Novation Agreement further granted authority to the management of the Company to implement a transaction involving Unico's holdings of Company common stock, including a spin-off, which would benefit only those shareholders who held common shares of Unico which had been issued and outstanding prior to June 30, 1998. The recipients of Unico shares issued in conjunction with the acquisition granted proxies to vote in favor of such transaction which became revocable on April 1, 1999.

     In December 1998, the Company notified the new management of Unico of its intent to proceed with a spin-off of Unico's holdings of Company common stock wherein certain shareholders of Unico would receive a distribution of Company stock as provided by the Novation Agreement.  The new management of Unico then requested a renegotiation of certain terms of the Novation Agreement.  While the Company was under no obligation to renegotiate the terms of the Novation Agreement, discussions were held on specific changes over the following three months.  The parties however were unable to reach mutually acceptable changes and on March 29, 1999 the Company filed suit in the United States District Court for the Central District of California entitled  Intermountain Refining Co., Inc. v. Starlicon, etc., etal. USDC Case No.CV99-3405 DT (SHX), seeking the Court to order an injunction against certain shareholders of Unico from revoking proxies to vote in favor of the intended spin-off, and additionally ordering the new management of Unico to perform its duties and obligations under the Novation Agreement.  After a brief hearing on April 1, 1999, the parties agreed to proceed with the spin-off under the original terms of the Novation Agreement.  The Company agreed to withdraw its suit without prejudice with the understanding that the suit could be refiled in the future in the event that Unico failed to promptly fulfill its obligations under the Novation Agreement.

S1-51

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements
August 31, 1999 (Unaudited)

     In July, 1999, certain shareholders of Unico called a special meeting of Unico shareholders for the purpose of approving the intended spin-off. The meeting was held on August 4, 1999 and the matter was approved unanimously by approximately 84% of the Unico voting stock represented at the meeting. Unico then transferred all of its holdings of the Company's common stock into a trust for the benefit of the Unico shareholders who, in accordance with the Novation Agreement, are entitled to receive the distribution. The common stock of the Company will be held in the trust until such time as a registration statement covering the stock to be distributed is filed with and declared effective by the Securities and Exchange Commission. The Company is currently preparing a registration statement on SEC Form S-1 to provide for the registration of the shares to be distributed, and intends to seek a listing of such shares on the OTC Bulletin Board.

     In conjunction with the spin-off and under the terms of the Novation Agreement, Unico has agreed to reimburse the Company for certain legal fees associated with enforcement of the Stock Purchase Agreement and the Novation Agreement as well as other costs associated with the registration of the Company's stock with the Securities and Exchange Commission. On July 31, 1999, the Company agreed to accept Unico common stock and two notes from Unico as satisfaction for Unico's obligations to the Company under the Novation Agreement. Unico issued, to the Company, 1,137,700 shares of its $.20 par value common stock, valued at $85,328, and two notes payable to the Company of $50,000 and $75,000 respectively. The $50,000 note is payable to the Company in four monthly installments of $12,500, plus accrued interest at 9% per annum, beginning on August 1, 1999, and is collateralized by 190,500 shares of Unico common stock. The $75,000 note is payable to the Company in four annual installments of $18,750, plus accrued interest at 10% per annum, beginning on August 1, 2000, and is collateralized by 357,100 shares of Unico common stock. The $50,000 note and the first installment of the $75,000 note are personally guaranteed by three individuals who are shareholders and officers of Unico.

S1-52

 INTERMOUNTAIN REFINING CO., INC.
 ANNUAL FINANCIAL STATEMENTS
 FEBRUARY 28, 1999

S1-53

Report of Independent Auditors

Stockholders and Board of Directors
Intermountain Refining Co., Inc.

We have audited the accompanying balance sheet of Intermountain Refining Co., Inc. as of February 28, 1999, and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of Intermountain's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted accounting standards.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.   An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intermountain Refining Co., Inc. as of February 28, 1999, and the results of operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

We previously audited and reported on the consolidated balance sheet of Unico, Inc. and subsidiaries as of February 28, 1998 and the related consolidated statements of operations and cash flows for the years ended February 28, 1998 and 1997, prior to their restatement for the 1999 change in reporting entity as discussed in Note A to the financial statements.

                                                                                                                          Atkinson & Co., Ltd.

Albuquerque, New Mexico
May 14, 1999 (except for Notes D
and P for which the date is July 31, 1999)

S1-54

INTERMOUNTAIN REFINING CO., INC.
Balance Sheets
	February 28,	February 28,
	1999	1998
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 1,142,794	$ 1,236,506
Accounts receivable - Note B	38,740	22,059
Accounts and accrued interest receivable from related parties - Note H	27,171	2,390
Inventories	-	20,861
Income tax refund receivable - Notes G and H	22,018	6,567
Notes Receivable from related parties - Note H	-	102,026
TOTAL CURRENT ASSETS	1,230,723	1,390,409
PROPERTY, PLANT AND EQUIPMENT, at cost - Note H
Land, buildings and improvements	463,654	434,327
Equipment	164,930	164,930
Crude oil refining equipment	1,212,333	1,183,333
Co-generation facilities - Note D	-	290,298
Oil and gas properties, (successful efforts method) - Note L and M	894,400	894,400
	2,735,317	2,967,288
Less accumulated depletion and depreciation	(1,939,203)	(1,960,679)
	796,114	1,006,609

OTHER ASSETS
Notes receivable - Note B	-	8,383
Investment in partnership - Note N	-	-
Investment in Chatfield Dean, (net) - Note O	300,250	600,500
Available-for-sale investments - Note E	131,820	-
Certificate of deposit - Note A	20,000	-
Co-generation facilities available for sale - Note D	76,130	-
Other assets - Note C	41,042	167,866
	569,242	776,749
	$ 2,596,079 =========	$ 3,173,767 ==========

S1-55

INTERMOUNTAIN REFINING CO., INC.
Balance Sheets, Continued
	February 28,	February 28,
	1999	1998
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$ 29,311	$ 62,553
Legal service claim payable - Note O	275,000	-
Taxes other than income taxes	3,201	9,156
Income taxes payable - Note G	250	25,024
TOTAL CURRENT LIABILITIES	307,762	96,733
DEFERRED TAXES - Note G	-	58,250
COMMITMENTS AND CONTINGENCIES - Note I	-	-
STOCKHOLDERS' EQUITY - Notes A, H and I
Common stock, no par value, authorized 100,000 shares, issued and outstanding 50,000 shares in 1999 and 1998	1,455,314	1,455,314
Retained earnings	833,003	1,563,470
	2,288,317	3,018,784

	$ 2,596,079 ========	$ 3,173,767 ========

The accompanying notes are an integral part of these financial statements.

S1-56

INTERMOUNTAIN REFINING CO., INC.
Statements of Operations
	For the year ended
	February 28,	February 28,	February 28,
	1999	1998	1997
REVENUES
Natural gas sales	$ 212,987	$ 216,137	$ 244,666
Processing and terminalling agreements	30,000	-	-
Petroleum product sales	584	-	478,662
Rent and other income - Note H	61,669	20,125	12,947
	305,240	236,262	736,275

COSTS AND EXPENSES
Cost of sales	152,057	101,787	638,718
General and administrative - Note O	610,360	318,451	293,484
Depletion, depreciation and amortization	125,422	122,800	126,397
Bad debt expense	8,024	-	-
Unrealized loss on writedown of investment - Note O	300,250	-	-
Interest, net	(49,986)	(28,853)	4,760
	1,146,127	514,185	1,063,359

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(840,887)	(277,923)	(327,084)

Provision (benefit) for income taxes - Note G
Current	(32,405)	(76,998)	(97,131)
Deferred	(57,925)	(15,690)	(16,397)
	(90,330)	(92,688)	(113,528)
NET LOSS FROM CONTINUING OPERATIONS	(750,557)	(185,235)	(213,556)

DISCONTINUED OPERATIONS

Income (loss) from co-generation operations (less applicable income taxes of $10,318, $(3,511) and $58,296 for 1999, 1998 and 1997 respectively) - Notes D and G	20,090	(6,493)	107,416

Income (loss) from operations related to the investment in IC Partners, Ltd (less applicable income taxes of $80,384 and $(263,574) for 1998 and 1997, respectively) - Note N	-	264,732	(619,436)

Loss on disposal of investment in IC Partners, Ltd (less applicable income tax credit of $14,443 for 1998) - Note N	-	(47,566)	-

NET INCOME (LOSS) - Note A	$ (730,467)	$ 25,438	$ (725,576)
	=========	=========	=========

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	50,000	50,000	50,000

BASIC AND FULLY DILUTED EARNINGS PER SHARE
Net loss from continuing operations	$ (15.01)	$ (3.70)	$ (4.27)
Net income (loss) from discontinued operations	0.40	4.21	(10.24)
Net income (loss) per share	$ (14.61)	$ 0.51	$ (14.51)
	========	=======	========

The accompanying notes are an integral part of these financial statements.

S1-57

INTERMOUNTAIN REFINING CO., INC.
Statements of Cash Flows
	For the year ended
	February 28,	February 28,	February 28,
	1999	1998	1997
CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)	$ (730,467)	$ 25,438	$ (725,576)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	134,365	131,743	135,340
Deferred income taxes	(58,250)	(27,550)	(15,250)
Bad debt expense	8,024	-	-
Unrealized loss on writedown of investment	300,250	-	-
Conversion of interest on debentures to common stock	-	18,690	-
(Income) loss on investment in partnership	-	(44,121)	1,347,238
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(41,462)	98,135	(16,333)
Decrease in inventories	20,861	-	15,455
Increase (decrease) in accounts payable and accrued expenses	235,803	(17,890)	(22,606)
Decrease in refundable deposits	-	2,541	1,720
Increase (decrease) in income taxes accrued/receivable	(40,225)	358,755	(707,449)
NET CASH FLOW PROVIDED (USED) BY OPERATING ACTIVITIES	(171,101)	545,741	12,539

CASH FLOWS FROM INVESTING ACTIVITIES

Purchases of property and equipment	-	-	(26,950)
Purchase of available-for-resale mutual funds	(131,820)	-	-
Decrease (increase) in cash value of life insurance polices	126,824	(18,048)	(22,455)
Increase in certificates of deposit and short-term investments	(20,000)	-	(6,616)
Decrease in certificates of deposit and short-term investments	-	-	128,474
Redemption of certificates of deposit	-	-	235,000
Cash distributions from partnership	-	178,784	318,829
Investment in Chatfield Dean	-	(500)	(100,000)
Issuance of notes receivable	(147,572)	(416,300)	(310,200)
Collections of notes receivable	249,957	625,409	1,500
NET CASH FLOW PROVIDED BY INVESTING ACTIVITIES	77,389	369,345	217,582

CASH FLOWS FROM FINANCING ACTIVITIES

Purchase of Unico treasury stock	-	(9,016)	-
Proceeds from issuing long-term debt	-	-	26,950
Payments on long-term debt	-	(18,619)	(140,425)
NET CASH FLOW (USED) BY FINANCING ACTIVITIES	-	(27,635)	(113,475)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(93,712)	887,451	116,646

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,236,506	349,055	232,409

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 1,142,794 =========	$ 1,236,506 =========	$ 349,055 ========

The Company paid interest of approximately $1,462, $1,600, and $29,000 in 1999, 1998 and 1997, respectively.

The Company paid income taxes of $25,030 in 1999, $200 in 1998, and $406,981 in 1997, and received a refund of income taxes of $6,567 in 1999, $362,300 in 1998, and $1,300 in 1997.

Supplemental Schedule of Noncash Financing Activities:

The Company converted $178,000 of debentures to common stock on February 28, 1998.

The accompanying notes are an integral part of these financial statements.

S1-58

INTERMOUNTAIN REFINING CO., INC.
Statements of Changes in Stockholders' Equity
				Total
	Common Stock		Retained	Stockholders'
	Shares	Value	Earnings	Equity

BALANCE, February 29, 1996, as restated - Note A	50,000	$ 1,455,314	$ 2,263,608	$ 3,718,922

Net loss	-	-	(725,576)	(725,576)

BALANCE, February 28, 1997, as restated - Note A	50,000	1,455,314	1,538,032	2,993,346

Net income	-	-	25,438	25,438

BALANCE, February 28, 1998, as restated - Note A	50,000	1,455,314	1,563,470	3,018,784

Net loss	-	-	(730,467)	(730,467)

BALANCE, February 28, 1999	50,000	$ 1,455,314	$ 833,003	$ 2,288,317
	======	=========	=========	=========

The accompanying notes are an integral part of these financial statements.

S1-59

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements
February 28, 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:  The accompanying financial statements include the operations of Intermountain Refining Co., Inc. (the "Company"), as well as the operations of Unico, Inc. ("Unico"), through June 30, 1998, and prior years discontinued operations of Intermountain Chemical, Inc., ("IC") and Gas Technologies Group, Inc. ("GTGI").  Unico transferred substantially all of its assets to the Company in May 1998.  Unico's employees were transferred to the Company at the end of June 1998 in conjunction with the acquisition of Starlicon International Corporation, ("Starlicon"),(subsequently renamed Paradise Innovations, Inc.), by Unico which resulted in a change in control of Unico.  In accordance with the acquisition agreements, the management of the Company retained full control over the voting stock, assets and operations of the Company. As the assets and operations of the Company consist almost entirely of the consolidated assets and operations of Unico prior to the Starlicon acquisition, the accompanying financial statements are presented as if the transfer of assets occurred on March 1, 1998. In addition, the financial statements for 1998 and 1997 as presented in the accompanying financial statements represent the consolidated financial statements of Unico, Inc. and subsidiaries as previously reported on by Atkinson & Company, Ltd., except that the stockholder's equity section of the balance sheet has been restated to reflect the equity position of the Company rather than the equity position of Unico, Inc. prior to the Starlicon acquisition.

Operations of IC and GTGI consisted of investments in IC Partners Ltd. ("IC-PL") which was the general partner of Sand Creek Chemical Ltd. ("SCCLP").  IC served as the managing general partner of SCCLP.  IC's and GTGI's partnership interests in IC-PL were sold on September 1, 1997 and IC withdrew as managing general partner.  IC and GTGI were dissolved into Unico and the operations of IC and GTGI are presented as discontinued operations in the accompanying financial statements.

The Company, in the past, has provided electrical capacity and energy through a 3,000 kilowatt co-generation facility located in Fredonia, Arizona. In June 1999, the Company entered into an Equipment Sale Agreement which provides for the Co-generation equipment to be placed on the market for sale. The equipment to be disposed of is presented as co-generation facilities available for sale and the related electrical capacity and energy operations are presented as discontinued operations in the accompanying financial statements.

Business Activity:  The Company owns an interest in certain natural gas producing properties located in southwestern Kansas and is the operator of the properties.  The Company owns a petroleum products refinery and asphalt terminal in Fredonia, Arizona. The Company owns an office building in Farmington, New Mexico which it uses for its corporate offices and leases unused space to others.

The Company's financial statements for the year ended February 28, 1999 have been prepared on a going concern basis which contemplates the realization  of assets  and the settlement of liabilities and commitments in the normal course of business.

S1-60

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements, Continued

The Company incurred a net loss of $730,467 for the year ended February 28, 1999, a loss from continuing operations of $185,235 for the year ended February 28, 1998, and a net loss of $725,576 for the year ended February 28, 1997 and several of the Company's revenue sources have substantially declined  over the past three years.  Management recognizes that the Company must generate additional resources to replace its existing depleting revenue base. The Company has positive working capital and positive stockholders' equity at February 28, 1999. The Company also has no debt service requirements at February 28, 1999. The Company's current declining revenue stream would allow the Company to sustain its operations on an ongoing basis for at least the next fiscal year. Management's plans to enhance its revenue base include expanding its asphalt terminalling services, and exploring potential opportunities to better utilize its refinery equipment investment. Additional opportunities may include contributing the refinery equipment to a new venture at a different location in exchange for equity participation in such a venture, engaging in petroleum processing projects unrelated to its refinery, and seeking an industry related merger and/or acquisition.  However, there can be no assurance that management will be successful in implementing these plans.

Cash and Cash Equivalents:   For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash in depository institutions, and interest bearing over-night cash investments.  The Company maintains its cash balances and certificates of deposit in various local financial institutions.  The balances maintained are in excess of the maximum insurance provided by the Federal Deposit Insurance Corporation. The Company does not believe that it has any significant credit risk for amounts in excess of the Federally insured amounts.

Certificate of Deposit:    The Company maintains a certificate of deposit which is payable jointly to the Company and the Kansas Corporation Commission as cash security for future well plugging costs in accordance with Kansas licensing requirements. Interest earned on the certificate of deposit is paid directly to the Company.

Inventories:  Raw materials, refined products, materials, and supplies inventories of the Company are stated at the lower of cost (first-in, first-out) or market.  During 1999, the Company wrote off $20,861 of refined product inventory having no material recoverable value.

Property, Plant and Equipment:   Property, plant and equipment is stated at cost. Depreciation of property and equipment is provided on the straight-line method over the following useful lives:

Buildings	15-20
Equipment	3-20
Crude Oil Refining Equipment	5-20
Maintenance, repairs and renewals which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on disposition of property are included in results of operations.

S1-61

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements, Continued

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable.  When required, impairment losses on assets to be held are recognized based on the excess of the assets carrying amount over the fair value of the asset, and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Investment in Partnership and Chatfield Dean: The investment in IC-PL has been accounted for under the equity method.  The Company's share of the results of operations of IC-PL are reflected in discontinued operations of the Company.  Cash distributions from IC-PL have been reflected as a reduction of the investment in IC-PL.  Summarized financial information for IC-PL has been presented in Note N to these financial statements. The Company sold its interests in IC-PL effective as of September 1, 1997. The investment in Chatfield Dean is reported at cost less reserve for impairment in value and is discussed in Note O to these financial statements.

Oil and Gas Properties: The successful efforts method of accounting for the acquisition, exploration, development and production of oil and gas properties is utilized. Costs of acquiring undeveloped oil and gas leases are capitalized. All development costs of proved properties are capitalized as incurred and all exploration costs are expensed. The capitalized costs of oil and gas wells and related equipment are amortized by the units-of-production method based on the estimated proved oil and gas reserves.

Income Taxes: Deferred income taxes are provided on temporary differences arising primarily from the use of straight-line depreciation for financial reporting purposes and accelerated depreciation on certain assets for income tax purposes. The Company filed or will file consolidated income tax returns with Unico through June 30, 1998 and will file a separate tax return for the eight months ended February 28, 1999 and for years thereafter.  For periods in which consolidated returns were filed, taxes were allocated to each subsidiary as if separate returns were filed. Investment tax credits have been accounted for on the flow-through method.

Earnings Per Share: Income (loss) per share is based on the weighted average number of common shares outstanding during each period.

Reclassifications:   Certain reclassifications have been made to the 1998 and 1997 financial statements to conform with the 1999 presentation.

Estimates:   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Fair Value of Financial Instruments:   The carrying amount of cash and cash equivalents, certificate of deposit, accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short maturity of these amounts. The carrying amount of the Company's investment in mutual funds is reflected at fair value. The carrying amount of the Company's notes receivable approximates fair value because the interest rates are at or near market value.

S1-62

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements, Continued

Concentration of Credit Risk: The Company generates substantially all of its natural gas revenues from one customer, KN Energy. The Company has not experienced any credit losses with respect to it natural gas receivables. Accordingly, no provision for doubtful accounts on such receivables has been recorded by the Company. Collateral is not required on natural gas receivables.

Other Comprehensive  Income: For the years ended February 28, 1999, 1998 and 1997, the Company had no changes in equity which constitute components of other comprehensive income.

NOTE B - ACCOUNTS AND NOTES RECEIVABLE

Accounts receivable consists of amounts due from customers for sales of petroleum products, natural gas, electrical energy and capacity, office space rental, and services rendered.  Credit sales are generally made on terms ranging from net 10 days to net 30 days in accordance with normal industry practice.  The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.  Management does not believe that an allowance for bad debts on accounts receivable is necessary.

NOTE C - OTHER ASSETS

Other assets consist of the following:
	February 28,	February 28,
	1998	1997
Cash value of life insurance contracts	$ 40,767	$ 167,591
Utility and license deposits	275	275
	$ 41,042	$ 167,866

NOTE D - CO-GENERATION  FACILITIES

The Company installed electrical co-generation facilities at its refinery and commenced operations of the co-generation equipment in February 1986. The co-generation facilities and certain ancillary equipment had been acquired under an operating lease with the manufacturer of the equipment.  In January 1993, the original lease of the co-generation facilities expired and a new operating lease was negotiated.  The new lease had a term of three years with fixed monthly lease payments of $7,300.  As of February 29, 1996, the lease had expired and continued on a month to month basis pending re-negotiation of the lease. In April 1996, the Company acquired the generators from the lessor for $26,950.

S1-63

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements, Continued

In conjunction with the operation of the co-generation facilities, the Company had entered into an agreement with a local utility company for the sale of electrical capacity and energy. The agreement was terminated in 1997.  Revenues from the sale of electrical generating capacity and energy were approximately $0 in 1999 and 1998, and $215,000 in 1997, and rental expense under the operating lease was approximately $7,300 in 1997.

In June of 1999, the management of the Company determined that the probability of developing a local market for the sale of electrical energy was low and therefore decided to enter into an Equipment Sale Agreement which provides for the co-generation equipment to be placed on the market for sale. The net book value of the equipment of $76,130, ($231,871 cost less $155,841 accumulated depreciation), has been presented as co-generation facilities available for sale as of February 28, 1999. The management of the Company believes that the amount projected to be realized from the sale of the equipment will exceed the carrying costs. Accordingly, no impairment allowance is considered necessary. The Company is retaining certain equipment and improvements which were directly related to the co-generation facility that will be used in the Company's refining and terminalling activities. Such equipment costs have been reclassified to their respective property, plant and equipment categories as of February 28, 1999.

Results of operations for the discontinued co-generation activities for the years ended February 28, 1999, 1998, and 1997 are as follows:
	1999	1998	1997
Electrical capacity and energy revenues	$ -	$ -	$ 214,697

Operating costs	(39,351)	-	37,919
Depreciation	8,943	8,943	8,943
Interest expense	-	1,061	2,123
	(30,408)	10,004	48,985

Net income (loss) before income taxes	30,408	(10,004)	165,712

Provision (benefit) for income taxes - Note G
Current	10,643	(3,501)	57,999
Deferred	(325)	(10)	297
	10,318	(3,511)	58,296

Net income (loss)	$ 20,090	$ (6,493)	$ 107,416

NOTE E - AVAILABLE-FOR-SALE INVESTMENTS

Available-for-sale investments consist primarily of mutual funds. Available-for sale investment securities are stated at their estimated fair value. The mutual funds were purchased near the Company's year-end, therefore no material unrealized gains or losses were incurred that would need to be recorded as a separate component of stockholders' equity. Gains and losses on the sale of investment securities (when incurred) will be determined using the specific identification method. Given that the investments are mutual funds, no contractual maturities exist that would require separate disclosure.

S1-64

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements, Continued

NOTE F - CONVERTIBLE  SUBORDINATED  DEBENTURES

Unico had $178,000 of four year 10.5% subordinated convertible debentures issued to related parties which were originally issued in September 1986.  The maturity date of the debentures had been extended on several occasions by mutual agreement of the parties.  Effective February 28, 1998, Unico accepted an offer by the holder of the debentures to convert all of the debentures, along with the accrued interest thereon, into 142,718 shares of Unico common stock.  The conversion price accepted in the offer was $1.40 per share compared to the original conversation price of $8.00 per share.

Interest expense related to these debentures was approximately $0 in 1999, $18,700 in 1998, and $18,700 in 1997.

NOTE G - INCOME TAXES

Income tax expense (benefit) from continuing operations differs from income tax at the statutory rate of 34% as follows:
	February 28,	February 28,	February 28,
	1999	1998	1997
Income at statutory rate	(34)%	(34)%	(34)%
State income taxes	-	-	3%
Other (net)	23%	1%	(4)%
Income tax expense (benefit)	(11)%	(33)%	(35)%

Income tax expense (benefit) for the periods ended February 28, 1999, February 28, 1998 and February 28, 1997 consists of the following:

Continuing Operations:	1999	1998	1997
Current
Federal	$ (32,655)	$ (78,035)	$ (102,081)
State	250	1,037	4,950
Deferred
Federal	(57,925)	(15,690)	(16,397)
State	-	-	-
Total taxes discontinued operations	$ (90,330)	$ (92,688)	$ (113,528)

S1-65

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements, Continued

Discontinued Operations:	1999	1998	1997
Current
Federal	$ 10,643	$ 74,290	$ (206,425)
State	-	-	-
Deferred
Federal	(325)	(11,860)	1,147
State	-	-	-
Total taxes continuing operations	$ 10,318	$ 62,430	$ (205,278)

As of February 28, 1999, the Company had net operating loss carryforwards for Federal and State income tax purposes of approximately $347,000.  The net operating loss can be carried forward for 20 years for Federal tax purposes and from 5 to 10 years for state tax purposes. A valuation allowance has been provided on substantially all the net operating loss carryforward as realization of the tax benefit is uncertain.

Deferred taxes as of February 28, 1999 and February 28, 1998 consist of the following:
	1999	1998
Deferred tax liability arising from using accelerated depreciation for income tax purposes	$ (41,173)	$ (58,250)

Deferred tax asset arising from net operating loss carryforward	121,275	-

Valuation allowance provided for deferred tax assets	(80,102)	-

Deferred taxes payable	$ -	$ (58,250)

NOTE H - RELATED PARTY TRANSACTIONS

Officers and Directors: Unico was obligated under debentures payable to an officer, director and stockholder totaling $178,000 at February 28, 1997 and during the year ended February 28, 1998. Interest expense on the debentures was $0 in 1999, and $18,700 in 1998 and 1997.  As of February 28, 1998, the debentures, along with accrued interest of $21,805, were converted into 142,718 shares of Unico's common stock.  See Note F.

S1-66

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements, Continued

Sand Creek Chemical Ltd.:  In conjunction with the Company's management of SCCLP's Commerce City, Colorado methanol production facilities, the Company received certain payments and reimbursements of payroll and related costs.  All payments, with the exception of a basic monthly management fee were based on actual costs accrued by the Company.  Management fees paid to the Company were $20,833 per month from December 1995 through August 1998.

	1999	1998	1997
Direct payroll and benefits	$ -	$ -	$ 1,045,426
Management fees and overhead costs	-	240,118	465,210
	$ -	$ 240,118	$ 1,510,636

In addition to payments received from SCCLP in conjunction with the Company's management of SCCLP, the Company has also received cash distributions associated with its investment in SCCLP.  The Company received $318,829 in 1997 representing the estimated tax liabilities associated with taxable partnership income allocations through February 1996, and received $178,784 during 1998 representing estimated tax liabilities for operations through August 31, 1997 and the liquidation of IC-PL.

Red Hills Manufacturing:  On November 1, 1996, the Company issued an 8%, $325,000 revolving line of credit to Red Hills Manufacturing, Inc. ("RHMCO)" a New Mexico Corporation controlled by the current officers and certain former employees of the Company.  The revolving line of credit was established to facilitate the purchase of certain woodworking equipment and to fund start-up working capital requirements of RHMCO.  The revolving credit line was scheduled to terminate on December 31, 1997 but was extended until December 31, 1998.  The credit line was secured by cash, accounts receivable, inventories and equipment owned by RHMCO.  The balance outstanding on the revolving credit line was $0 as of February 28, 1999, and $102,026 as of February 28, 1998.  In addition, RHMCO was indebted to the Company in the amount of $888 as of February 28, 1999 and $2,390 as of February 28, 1998 for interest and accrued expenses.  RHMCO is currently occupying unutilized building space owned by the Company at its refinery site in exchange for certain maintenance and monitoring services at the refinery.  During 1999, RHMCO paid the Company $12,000 as compensation for certain accounting services performed by Company employees.

Starlicon:  Effective as of June 30, 1998, in accordance with the Stock Purchase Agreement and the Novation Agreement, Unico acquired all of the outstanding stock of Starlicon in exchange for common and preferred stock of Unico which resulted in a change in control of Unico.  In accordance with the terms of the Novation Agreement, Starlicon agreed to reimburse the Company for certain legal fees that it had incurred in connection with the Novation Agreement. During 1998, the Company paid approximately $31,300 in attorney fees which are reimbursable under the Novation Agreement.  As of February 28, 1999, Starlicon continued to owe the Company approximately $26,300 of such reimbursable costs. In July 1999, this receivable was canceled in exchange for common stock of Unico as part of a global settlement of certain costs owed to the Company for legal costs and stock registration costs to be incurred by the Company as provided by the Novation Agreement - See Note P.

S1-67

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements, Continued

Unico: In May 1998, in contemplation of the execution of the Novation Agreement between Unico and Starlicon Group, Inc. ("SGI"), Unico transferred substantially all of its assets and operating properties to the Company in exchange for additional paid in capital of $1,043,197 and reduction in debt owed by Unico to the Company.  Assets transferred in exchange for additional paid in capital included the Kansas Gas Properties, the Farmington New Mexico office building, and the Chatfield Dean investment.  All assets were transferred at book value and no gain or loss was recognized by Unico on the transaction.  Assets transferred as payment of debt included cash, accounts and notes receivable, cash value of life insurance policies, and income tax refunds receivable, less certain accounts payable associated with operating activities. As of February 28, 1999, Unico is indebted to the Company for an estimated income tax refund of $22,018 from the carryback of a net operating loss to fiscal 1998 from the final consolidated tax returns to be filed by Unico for the four months ended June 30, 1998. - See Note P.

Saba Petroleum: In April 1993, Mr. Hagler, president and director of the Company, accepted an appointment as a director of Saba Petroleum Company ("SABA"). In October 1998, Mr. Hagler accepted a temporary appointment as the management committee chairman of SABA with the agreement that SABA would reimburse the Company for Mr. Hagler's monthly employment costs during the period of the appointment. During 1999, SABA reimbursed the Company approximately $29,000. Mr. Hagler resigned all of his positions with SABA in March 1999.

NOTE I - COMMITMENTS AND CONTINGENCIES

Guarantee  of  Debt  of  Others:  In January 1994, the Company agreed to provide credit support to Consolidated Oil and Transportation, Inc. ("COTI") in the form of guarantees of commercial credit and stand by letters of credit.  COTI is a marketer and transporter of heavy fuel oils and asphalt.  The agreement between the parties provided for the Company to obtain a collateral position in COTI, subordinated to commercial lenders to COTI.  In exchange for credit support provided to COTI, the Company received a commission of 8.75% of the gross profits of COTI.  The Company does not have an ownership interest in COTI.  The Agreement expired on December 31, 1995 and has not been renewed.  However, the Company continues to be the guarantor on one account.  As of the date of this report, commitments to creditors of COTI amount to approximately $648,000 under a railcar lease agreement.  The railcar lease guarantee relates to a 5 year lease of 100 railcars and the limit of the guarantee has been reduced by $648,000 annually as long as COTI was not in default under the terms of the lease. The guarantee will expire during fiscal 2000. The Company believes that COTI has sufficient working capital to satisfy its outstanding obligations secured by the guarantee.

Environmental Matters:  The Company has been involved in the manufacture, storage, and sale of petroleum products since 1984, which exposes the Company to potential claims for environmental remediation costs, if any, of sites previously operated by the Company. The Company is not aware of any claims pending for such sites.

S1-68

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements, Continued

Plugging and Abandonment Liabilities:  The Company has not established specific reserves for the plugging and abandonment of its Kansas Gas Properties. However, management believes that future costs of such liabilities will not be material after taking into account the value of equipment salvage.

Spin Off:  In accordance with the terms of the Novation Agreement dated June 30, 1998 between Unico and Starlicon Group Inc., the management of the Company has notified the new management of Unico of it's intent to distribute Unico's holdings of the Company stock to certain shareholders of Unico.  In August 1999, the shareholders of Unico voted to approve the spin-off and Unico then transferred all of its holdings of Company common stock into a trust for the benefit of the eligible recipients. Management is currently preparing a registration statement to register the shares to be distributed with the Securities and Exchange Commission.  It is estimated that there will be 1,155,609 shares of the Company's common stock outstanding after the distribution.  The Company intends to file an amendment to its Articles of Incorporation to increase the authorized capital of the Company to provide for the additional shares to be issued - See Note P.

NOTE J - SIMPLE IRA PLAN

In March 1998 the Company implemented a SIMPLE IRA plan for the benefit of all of its full time employees.  The plan provides for the elective deferral of employee wages, subject to annual limits established by the Internal Revenue Service, and provides a mandatory employer matching contribution.  Mandatory matching contributions are the lesser of 3% of employee compensation or the amount of elective deferrals.  The Company may elect to reduce the matching percentage to 1% for two out of five consecutive calendar years.  The Company made matching contributions of $5,460 in 1999.

NOTE K - FINANCIAL  INFORMATION  RELATING  TO  INDUSTRY  SEGMENTS

The Company's major industry segments are natural gas production and petroleum refining and asphalt terminalling. The Company also rents office space in its Farmington, New Mexico office building and in addition to the overall management of the Company, management occasionally performs management and consulting services for others. All costs and expenses associated with the overall management of the Company and other miscellaneous activities are included under "Other" in the following segment information. Selected financial information relating to these segments is as follows:
	Year Ended
	February 28,	February 28,	February 28,
	1999	1998	1997
	(Dollars in Thousands)
REVENUES
Petroleum refining and terminalling	$ 30	$ -	$ 478
Natural gas production	213	216	245
Other	62	20	13
	$ 305	$ 236	$ 736

S1-69

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements, Continued

	Year Ended
	February 28,	February 28,	February 28,
	1999	1998	1997
	(Dollars in Thousands)
OPERATING PROFIT (LOSS)
Petroleum refining and terminalling	$ (63)	$ (71)	$ (169)
Natural gas production	45	76	135
Other	(823)	(283)	(293)
	$ (841)	$ (278)	$ (327)

IDENTIFIABLE ASSETS
Petroleum refining and terminalling	$ 399	$ 451	$ 557
Natural gas production	370	369	467
Other	1,827	2,354	2,154
	$ 2,596	$ 3,174	$ 3,178

DEPRECIATION AND DEPLETION
Petroleum refining and terminalling	$ 65	$ 65	$ 70
Natural gas production	38	34	34
Other	22	23	22
	$ 125	$ 122	$ 126

 CAPITAL EXPENDITURES - There were no capital expenditures associated with operating segments during the years ended February 28, 1999, 1998 and 1997.

Sales of crude oil during 1997 were made substantially to one customer.  Sales to the customer during 1997 were $479,000. No sales of crude oil were made in 1999 or 1998.

The Company sells substantially all natural gas produced from the Kansas gas properties to one customer. Natural gas sales to the customer, net to the Company's interest, totaled $206,000 for 1999, $210,000 for 1998, and $240,000 for 1997.

NOTE L - OIL AND GAS PROPERTIES

Kansas Gas Properties:  On July 1, 1988, Unico acquired certain natural gas producing properties from Methanol Production Corporation (MPC), a privately held Denver firm. The assets, valued at $902,000, included an estimated 2,850,000 Mcf, net to the Company's interest, of proven and developed natural gas reserves and related production equipment located in Southwestern Kansas. In exchange for the assets, Unico gave $180,000 in cash, issued 106,851 shares of its common stock, and incurred a $290,000 note payable to a bank.  Unico transferred all of it's interest in the properties to the Company in May 1998.

S1-70

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements, Continued

Capitalized Costs: Capitalized costs relating to oil and gas producing activities, as of February 28, 1999 and February 28, 1998 are as follows:
		1999	1998
Proved gas properties		$ 894,400	$ 894,400
Unproved oil and gas properties		-	-
Less accumulated depletion		(578,145)	(540,037)
Net capitalized costs		$ 316,255	$ 354,363

Results of Operations: Results of operations of oil and gas producing activities, excluding overhead and interest allocations, for the years ended February 28, 1999, February 28, 1998 and February 28, 1997 are as follows:
	1999	1998	1997
Revenues
Natural gas sales	$ 212,987	$ 216,137	$ 244,666

Costs and Expenses
Operating costs	126,633	103,199	72,576
General and administrative	3,052	2,438	2,992
Depletion, depreciation and amortization	38,108	34,109	33,988
	167,793	139,746	109,556

Pre-tax net income	45,194	76,391	135,110
Income tax expense	15,818	26,737	45,937
Net income	$ 29,376	$ 49,654	$ 89,173

S1-71

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements, Continued

NOTE M - GAS RESERVE DATA AND SUPPLEMENTAL DATA (UNAUDITED)

In accordance with Statement of Financial Accounting Standards No. 69, the following unaudited information is presented with regard to the Company's proved gas reserves. Information for gas is presented in million cubic feet (MMcf) except where otherwise indicated in thousand cubic feet (Mcf).

Production: The Company's net gas production, average sales price and production cost for the years ended February 28, 1999, February 28, 1998 and February 28, 1997 are as follows:
	1999	1998	1997
Net gas production (Mcf)	236,327	211,528	211,723
Average sales price ($/Mcf)	$ 0.9012	$ 1.0218	$ 1.1556
Average production cost ($/Mcf)	$ 0.5488	$ 0.4994	$ 0.3569

Reserves: On July 1, 1988 the Company acquired certain natural gas producing properties, (See Note L). The gas reserves, located in Western Kansas, are based upon the Jerry R. Bergeson & Associates Petroleum Engineers Reserve Report, dated May 10, 1991 and reserve information developed internally by the Company. Estimated net quantities of proved developed and proved undeveloped gas reserves as of February 28, 1999 and February 28, 1998 are as follows:
		1999	1998
		(Mmcf)	(Mmcf)
Proved developed		1,961	2,198
Proved undeveloped		-	-
		1,961	2,198

Statement of Changes in Quantities of Proved Developed and Undeveloped Gas Reserves for the years ended February 28, 1999, February 28, 1998 and February 28, 1997 are as follows:
	1999	1998	1997
	(Mmcf)	(Mmcf)	(Mmcf)
Proved reserves - beginning of year	2,198	2,422	2,634
Adjustments to reserves	(1)	(13)	-
Production	(236)	(211)	(212)
Proved reserves - end of year	1,961	2,198	2,422

The Standardized Measure of Discounted Future Net Cash Flows relating to Proved Gas Reserves as of February 28, 1999 and February 28, 1998 are as follows:
		1999	1998
		($/1000)	($/1000)
Future cash inflows		$ 1,767	$ 2,246
Future production costs		(1,076)	(1,098)
Future income tax expense		(131)	(278)
Future net cash flow		560	870
Ten percent discount factor		(205)	(371)
Standardized measure of discounted future net cash flows		$ 355	$ 499

Changes in the Standardized Measure of Discounted Future Net Cash Flows From Proved Gas Reserve Quantities for the years ended February 28, 1999, February 28, 1998 and February 28, 1997 are as follows:
	1999	1998	1997
	($/1000)	($/1000)	($/1000)
Standardized measure - beginning of year	$ 499	$ 759	$ 353
Adjustment to reserves	-	(2)	-
Sales, net of production costs and income taxes	(67)	(84)	(122)
Accretion of discount (including changes in present value due to price changes)	(77)	(174)	528
Standardized measure - end of year	$ 355	$ 499	$ 759

S1-72

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements, Continued

Developed and Undeveloped Acreage: The following summarizes the Company's gross and net undeveloped and developed acreage at February 28, 1999 and at February 28, 1998:
	1999		1998
	Gross	Net	Gross	Net
Developed Acreage
Kansas	11, 088	9,063	11,088	9,040

Undeveloped Acreage	-	-	-	-

"Gross Acres" refers to the number of acres in which the Company owns a working interest. "Net Acres" refers to the sum of the fractional working interest owned by the Company in gross acres.

Other: The Company held interests, at February 28, 1999 and February 28, 1998, in the following wells, none of which are multiple completion wells:
	1999		1998
	Gross	Net	Gross	Net
Producing gas wells	19	15.53	19	15.49

NOTE N - METHANOL  PLANT  DEVELOPMENT (DISCONTINUED OPERATIONS)

From July 1989 until August 1997, Unico, through its wholly owned subsidiary IC served as the managing general partner of Commerce City Colorado based SCCLP which is involved in the manufacture and marketing of chemical grade methanol using facilities leased from General Electric Capital Corporation. During that time, IC held a general partnership interest in IC-PL, which was the general partner of SCCLP. GTGI, another wholly owned subsidiary of Unico, acquired a limited partnership interest in IC-PL in December 1994. Unico's investments in IC-PL were accounted for using the equity method wherein partnership allocations of income or loss were included in the results of operations of Unico, and distributions of cash were recorded as reductions in the partnership investment. In addition, IC and Unico received reimbursements of certain labor costs and management fees in connection with the management of the facility. In August 1997, IC-PL sold its partnership interests in SCCLP to an unrelated third party, distributed its assets, consisting solely of cash, to its partners, and then dissolved. IC withdrew as managing general partner of SCCLP. IC and GTGI were then liquidated into Unico and dissolved. The results of operations related to the investment in IC-PL and management of SCCLP have been reported as discontinued operations in the accompanying financial statements.

S1-73

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements, Continued

Income/loss allocations for the fiscal year ended February 28, 1997, and the six months ended August 31, 1997 were as follows:

INCOME (LOSS) FROM OPERATIONS
				IC & GTGI
Partnership	SCCLP	IC-PL	IC & GTGI	Effective
Year Ended	Income (Loss)	Income (Loss)	Income (Loss)	Allocation %

February 28, 1997	(2,245,397)	(1,571,778)	(1,347,238)	60.0%
August 31, 1997	176,906	123,821	106,130	60.0%

INCOME (LOSS) FROM SAL OF ASSETS
				IC & GTGI
Partnership	SCCLP	IC-PL	IC & GTGI	Effective
Year Ended	Income (Loss)	Income (Loss)	Income (Loss)	Allocation %

February 28, 1997	-	-	-	-
August 31, 1997	-	(1,313,623)	(913,530)	70.0%

Changes in the Company's investment in IC-PL, accounted for using the equity method, for fiscal 1997 and 1998 were as follows:
	Investment		Cash
Fiscal	Beginning	Income (Loss)	Investment	Investment
Year Ended	of Year	Allocations	(Distributions)	End of Year
		(1)	(2)
IC - General Partner:
February 28, 1997	1,134,346	(848,760)	(267,607)	17,979
February 28, 1998	17,979	94,674	(112,653)	_

GTGI - Limited Partner:
February 28, 1997	666,384	(498,478)	(51,222)	116,684
February 28, 1998	116,684	(50,553)	(66,131)	-

(1) The net amount of income allocations recognized in 1998 include $106,180 net operating income offset by a net loss on the sale of the investment of $62,009 which was limited to the remaining basis of the investment.

(2) Cash distributions by SCCLP were contractually restricted with exception of distributions for the payment of income taxes to the extent that income allocations resulted in taxable income to individual partners. The Company received cash distributions for estimated income tax liabilities for income allocations of $318,829 in 1997. In 1998, the Company received $178,784 as a liquidating distribution from IC-PL which included $28,822 distributed by SCCLP for estimated tax liabilities through August 31, 1997.

S1-74

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements, Continued

Although Unico owned  a greater than 50% ownership in IC-PL through its wholly owned subsidiaries, management determined that control did not rest with Unico and therefore IC-PL had not been consolidated with the Company's financial statements.

Financial statements for IC-PL consisted only of its investment in SCCLP and specific disclosure herein is not considered necessary.

Condensed balance sheet information for SCCLP as of August 31, 1997, and February 28, 1997 is as follows:

	August	February
	1997	1997
	(Audited) (1)	(Audited)
	($/1000)	($/1000)
Current assets	$ 2,171	$ 2,381
Property, plant and equipment (net)	437	461
Other assets (net)	219	229
Total Assets	$ 2,827	$ 3,071

Current liabilities	$ 1,620	$1,993
Partners' capital	1,207	1,078
Total liabilities and partners' capital	$ 2,827	$ 3,071

Condensed results of operations for SCCLP for the six months ended August 31, 1997, and the year ended February 28, 1997, is as follows:
	August	February
	1997	1997
	(Audited) (1)	(Audited)
	($/1000)	($/1000)
Revenues	$ 6,184	$ 9,847
Costs and expenses	(5,995)	(12,116)
Interest expense (net)	21	89
Depreciation and amortization	(33)	(65)
Net income (loss)	$ 177	$ (2,245)

(1) A separately issued audit report was not prepared for SCCLP as of August 31, 1997 and for the six month period then ended, however, the information was audited for inclusion in these notes to the Company's financial statements.

S1-75

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements, Continued

NOTE O - INVESTMENT IN CHATFIELD DEAN

Failed Merger:  On January 15, 1996 Unico executed a Letter of Intent with Chatfield Dean & Co., Inc. ("Chatfield") setting out the terms of a proposed acquisition, by Unico, of all of the outstanding Common and Preferred stock of Chatfield. On July 20, 1996, Unico and Chatfield executed a definitive merger agreement.  On February 10, 1997, Unico filed a Form S-4 with the Securities and Exchange Commission ("SEC") and received comments on the Form S-4 from the SEC on March 27, 1997. On May 14, 1997, the merger agreement was terminated by mutual agreement of the parties, and the Form S-4 was withdrawn.

Investment in Chatfield Dean:  On January 13, 1996, Unico acquired 50,000 shares of Chatfield Dean & Co., Inc., Series B 7% cumulative preferred stock directly from Chatfield for $500,000.  The shares have not been registered with the SEC and are therefore restricted.  The shares are redeemable by Chatfield upon the occurrence of certain events for an amount equal to $10 per share, plus unpaid accumulated dividends plus a premium ranging from $1 to $5 per share depending upon the length of time the shares are outstanding.  In addition to the shares acquired, Unico received 50,000 warrants to purchase 50,000 shares of Chatfield common stock with an exercise price of $0.01 per share.  On September 12, 1997 Unico exercised all of the warrants and received 50,000 shares of Chatfield common stock for $500.  Ownership of the 50,000 Series B preferred stock and the 50,000 shares common stock were transferred to the Company by Unico in May 1998.

On March 8, 1996, Unico purchased 10,000 shares of Chatfield Dean & Co., Inc. Series A 7% cumulative, convertible preferred stock directly from Chatfield for $100,000.  The shares have not been registered with the SEC and are therefore restricted.  The shares are convertible into Chatfield common stock at any time at the option of the shareholder at the ratio of 1 share for 3.33 shares of common stock subject to certain events.  The shares may be redeemed by Chatfield for the original issue price of $10 per share plus $1 per share for each year after issuance up to a maximum of $15 per share.  During the fiscal year ended February 28, 1997, Unico received $1,517 in dividends on this investment. No dividends were received during the fiscal years ended February 28, 1998 and 1999.  Ownership of the 10,000 Series A preferred shares was transferred to the Company in May 1998.

Both the 50,000 shares of Series B and the 10,000 shares of Series A preferred stock were, under the now terminated merger agreement, to be sold to a third party prior to closing of the merger. In the absence of the merger, the Company plans to seek Chatfield's assistance in locating a buyer for or other disposition of the shares. As the shares are not publicly traded and there is currently no apparent market for the shares, the liquidity of this investment is questionable and there is no assurance that a buyer will be found. Based on an evaluation of the present financial condition of Chatfield, during fiscal 1999, the Company established a valuation allowance in the amount of $300,250 representing a write down of 50% of the original cost of the investments in Chatfield.  As noted below, the Company has agreed to transfer 25,000 Series B preferred shares, valued at $125,000, as part of the consideration in settlement of a claim for legal services performed in conjunction with the failed merger.

S1-76

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements, Continued

Settlement of Legal Services Claim: In December 1998 the Company was contacted by a representative of Watson, Farley & Williams ("WFW") regarding an unpaid balance of approximately $425,000 for legal and consulting services performed in connection with the failed merger between Unico and Chatfield.  While it was originally understood that Chatfield had agreed to participate in settling the account directly with WFW, Chatfield has failed to perform and WFW sought to collect the account from Unico who had originally engaged WFW and had paid a retainer of $25,000.  The Company negotiated a settlement with WFW wherein the Company is to pay $150,000 in cash and transfer 25,000 shares of Chatfield Series B 7% cumulative preferred stock to WFW in return for a full release of liability of Unico and the Company.  The Company retained the right to recover costs, if any, from Chatfield and to repurchase the 25,000 shares of Chatfield stock for $125,000 in the future.  The settlement agreement was executed on April 6, 1999.  The total settlement amount of $275,000 has been recorded as a current liability and charged to results of operations for the current year ended February 28, 1999.

NOTE P - STARLICON MERGER

On February 21, 1998 Unico entered into the Stock Purchase Agreement with Starlicon Group Inc. ("SGI") to acquire 100% of the outstanding stock of privately held Starlicon.  Based in Fremont, California, Starlicon markets computer peripherals under the Paradise brand name as well as certain generic computer components.  The effective date of the transaction was to have been November 30, 1997.

A preliminary audit of Starlicon's financial statements as of November 30, 1997 revealed that Starlicon failed to meet certain financial criteria.  As a result, Unico notified SGI and Starlicon on May 20, 1998 of its unilateral rescission of the transaction.  In addition, on May 21, 1998, Unico filed a complaint in the United States District Court for the Central District of California entitled Unico, Inc. v. Starlicon Group, Inc., Starlicon International Corporation, et al, Case No. CV 98-3990 DT (SHX), seeking the Court's confirmation of Unico's unilateral rescission.

Effective as of June 30, 1998, Unico and SGI entered into a Novation Agreement which amended certain terms of the Stock Purchase Agreement and provided that all of the assets and operations previously carried out by Unico and the Company would fall under the sole control of the management of the Company.  Unico issued irrevocable proxy's for all of its shares of the Company to legal counsel for the Company with direction to vote such shares at the direction of the Board of Directors of the Company.  The Novation Agreement further granted authority to the management of the Company to implement a transaction involving Unico's holdings of Company common stock, including a spin-off, which would benefit only those shareholders who held common shares of Unico which had been issued and outstanding prior to June 30, 1998. The recipients of Unico shares issued in conjunction with the acquisition granted proxies to vote in favor of such transaction which became revocable on April 1, 1999.

S1-77

INTERMOUNTAIN REFINING CO., INC.
Notes to Financial Statements, Continued

In December 1998, the Company notified the new management of Unico of its intent to proceed with a spin-off of Unico's holdings of Company common stock wherein certain shareholders of Unico would receive a distribution of Company stock as provided by the Novation Agreement.  The new management of Unico then requested a renegotiation of certain terms of the Novation Agreement.  While the Company was under no obligation to renegotiate the terms of the Novation Agreement, discussions were held on specific changes over the following three months.  The parties however were unable to reach mutually acceptable changes and on March 29, 1999 the Company filed suit in the United States District Court for the Central District of California entitled  Intermountain Refining Co., Inc. v. Starlicon, etc., etal. USDC Case No.CV99-3405 DT (SHX), seeking the Court to order an injunction against certain shareholders of Unico from revoking proxies to vote in favor of the intended spin-off, and additionally ordering the new management of Unico to perform its duties and obligations under the Novation Agreement.  After a brief hearing on April 1, 1999, the parties agreed to proceed with the spin-off under the original terms of the Novation Agreement.  The Company agreed to withdraw its suit without prejudice with the understanding that the suit could be refiled in the future in the event that Unico failed to promptly fulfill its obligations under the Novation Agreement.

In July, 1999, certain shareholders of Unico called a special meeting of Unico shareholders for the purpose of approving the intended spin-off. The meeting was held on August 4, 1999 and the matter was approved unanimously by approximately 84% of the Unico voting stock represented at the meeting. Unico then transferred all of its holdings of the Company's common stock into a trust for the benefit of the Unico shareholders who, in accordance with the Novation Agreement, are entitled to receive the distribution. The common stock of the Company will be held in the trust until such time as a registration statement covering the stock to be distributed is filed with and declared effective by the Securities and Exchange Commission. The Company is currently preparing a registration statement on SEC Form S-1 to provide for the registration of the shares to be distributed, and intends to seek a listing of such shares on the OTC Bulletin Board.

In conjunction with the spin-off and under the terms of the Novation Agreement, Unico has agreed to reimburse the Company for certain legal fees associated with enforcement of the Stock Purchase Agreement and the Novation Agreement as well as other costs associated with the registration of the Company's stock with the Securities and Exchange Commission. On July 31, 1999, the Company agreed to accept Unico common stock and two notes from Unico as satisfaction for Unico's obligations to the Company under the Novation Agreement. Unico issued, to the Company, 1,137,700 shares of its $.20 par value common stock, valued at $85,328, and two notes payable to the Company of $50,000 and $75,000 respectively. The $50,000 note is payable to the Company in four monthly installments of $12,500, plus accrued interest at 9% per annum, beginning on August 1, 1999, and is collateralized by 190,500 shares of Unico common stock. The $75,000 note is payable to the Company in four annual installments of $18,750, plus accrued interest at 10% per annum, beginning on August 1, 2000, and is collateralized by 357,100 shares of Unico common stock. The $50,000 note and the first installment of the $75,000 note are personally guaranteed by three individuals who are shareholders and officers of Unico.

S1-78

(Outside Back Cover Page of Prospectus)
 - - - - - - - - - - - - - - - - - - - - - - - - - -

 The date of this prospectus is November 18, 1999

Dealer Prospectus Delivery Obligation

 Until ____________, 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

 END OF PROSPECTUS

S1-79

 INFORMATION NOT REQUIRED TO BE INCLUDED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following itemized table contains estimates of the costs and expenses associated with the issuance and distribution of the Intermountain common stock:

Description	Amount
($)
Registration fees	$ 775
Federal taxes	-
State taxes	-
Transfer agent fees	3,500
Printing and engraving	4,000
Legal fees (1)	25,000
Accounting fees	11,000
Engineering fees	-
Insurance premiums for D&O coverage with respect to this registration statement	-
Total estimated costs and expenses	$ 44,275
=======
   (1) Net legal fees after application of $125,000 reimbursement for legal fees from Unico.

INDEMNIFICATION OF OFFICERS AND DIRECTORS; LIMITATION OF DIRECTOR LIABILITY

    New Mexico law provides for the indemnification of corporate officers, directors, and employees in certain circumstances. Intermountain's Articles of Incorporation have been conformed to New Mexico law to provide for such indemnifications.

    Intermountain's Articles provide that: (i) it may indemnify any person who is a party or threatened to be made a party to any lawsuit (other than a suit by or for the corporation) by reason of the fact he is or was a director, officer, employee, or agent of the corporation, against expense (including attorneys' fees), judgment, fines, and settlement reasonably incurred by him, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; (ii) the corporation may indemnify any director, officer, employee or agent of the corporation who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or for the corporation, against expenses (including attorneys' fees) in connection with the defense or settlement of such suit, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. No indemnification will be made in respect of any matter as to which such person will have been adjudged to be liable for negligence or misconduct in the performance of his duties to the corporation unless the court determines that person is entitled to indemnity for such expenses; (iii) to the extent that a director, employee, or agent of the corporation has been successful in defense of any proceeding referred to in subparagraph (i) or (ii), he may be indemnified against expenses (including attorneys' fees); (iv) any indemnification under subparagraphs (i) or (ii) (unless ordered by a court) may be made by the corporation only as authorized upon a determination that indemnification of the director, officer, employee or agent is proper because he has met the applicable standard of conduct set forth in subparagraphs (i) or (ii).

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    The determination will be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (2) if such a quorum is not obtainable or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders; (v) expenses (including attorneys' fees) incurred in defending a civil or criminal proceeding may be paid by the corporation in advance provided the directors, officer, employee, or agent agree to repay such amount unless it will ultimately be determined that he is entitled to be indemnified by the corporation; and (vi) the indemnification provided by the Articles is not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders, disinterested directors or otherwise, both while holding such office, and afterwards.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Intermountain under the foregoing provisions, or otherwise, Intermountain has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

    There have been no recent sales of Intermountain's common or preferred stock.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    The following exhibits are filed with this Registration Statement:

Exhibit #	Description
3.1	Amended and Restated Articles of Incorporation
3.2	Bylaws
5.1	Opinion of Counsel
10.1	Stock Purchase Agreement
10.2	Novation Agreement
10.2.1	Amendment No. 1 to the Novation Agreement
10.3	Trust Agreement
23.1	Consent of Jacobvitz, Thuma & Walker (included in opinion EX 5.1)
23.2	Consent of Atkinson & Co., Ltd.
27.1	Financial Data Schedule (Years ended 2/28/99, 2/28/98 and 2/28/97)
27.2	Financial Data Schedule (3 and 6 months ended 8/31/99 and 8/31/98)

UNDERTAKINGS

    The undersigned registrant hereby undertakes:

  To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
  Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculations of Registration Fee" table in the effective registration statement.
  Include any additional or changed material information in the plan of distribution.
  For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
  File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer under the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against pubic policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this declaration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington, State of New Mexico, on November 18, 1999.

Intermountain Refining Co., Inc.

 By: /s/ William N. Hagler
 William N. Hagler, President

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ William N. Hagler_________________   Date: November 18, 1999
William N. Hagler, Chairman of the Board of
Directors, and President

/s/ Rick L. Hurt ____________________   Date: November 18, 1999
Rick L. Hurt, Secretary, Treasurer, Director

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 INDEX TO EXHIBITS

Exhibit #	Description	Page
3.1	Amended and Restated Articles of Incorporation	S1_EX-1
3.2	Bylaws	S1_EX-10
5.1	Opinion of Counsel	S1_EX-18
10.1	Stock Purchase Agreement	S1_EX-21
10.2	Novation Agreement	S1_EX-51
10.2.1	Amendment No. 1 to the Novation Agreement	S1_EX-67
10.3	Trust Agreement	S1_EX-69
23.1	Consent of Jacobvitz, Thuma & Walker ( Included in Exhibit 5.1)	S1_EX-18
23.2	Consent of Atkinson & Co., Ltd.	S1_EX-75
27.1	Financial Data Schedule - Years ended 2/28/99, 2/28/98 and 2/28/97
27.2	Financial Data Schedule - 3 and 6 months ended 8/31/99 and 8/31/98

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